UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

CYBERONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 25, 2008

Dear Stockholder:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on September 25, 2008, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.  At the Annual Meeting, stockholders will be asked to:

1.	Elect the nine director candidates described in the proxy statement to serve for the following year and until their successors are duly elected;

2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics, Inc. for the fiscal year ending April 24, 2009; and

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on August 1, 2008 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders will be available commencing September 15, 2008 and may be inspected at our offices during normal business hours prior to the Annual Meeting.  The list of stockholders will also be available for review at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented.  If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ David S. Wise

August 13, 2008	David S. Wise
Houston, Texas	Vice President, General Counsel and Secretary

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting?	1
Why did I receive these proxy materials?	1
What is a proxy?	1
What does it mean if I receive more than one proxy card?	1
What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”	2
How many votes must be present to hold the Annual Meeting?	2
How many votes do I have?	2
How do I vote my shares?	2
What are the recommendations of the Board?	3
Can I change my vote after I return my proxy card?	3
Could other matters be decided at the Annual Meeting?	3
What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?	3
Who is participating in this proxy solicitation, and who will pay for its cost?	4
May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to
serve as directors?	4
What is “householding” and how does it affect me?	4
Whom should I contact with questions about the Annual Meeting?	4
Where may I obtain additional information about Cyberonics, Inc.?	4
CORPORATE GOVERNANCE	5
Our Governance Practices	5
Our Board	5
Director Selection Process	7
Communications from Stockholders and Interested Parties	8
Committees of Our Board	8
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	14
TRANSACTIONS WITH RELATED PERSONS	14
Policies and Procedures	14
Transactions	15
ITEMS TO BE VOTED ON BY STOCKHOLDERS	16
Proposal No. 1: Election of Directors	16
Proposal No. 2: Ratification of the Selection of the Independent Registered Public Accounting Firm	18
STOCK OWNERSHIP MATTERS	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
Security Ownership of Certain Beneficial Owners and Management	19
Equity Compensation Plan Information	22
LEGAL PROCEEDINGS	23
Stockholder Derivative Litigation	23
Indenture Default Litigation	24
Securities Class Action Lawsuit	25
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	27
COMPENSATION DISCUSSION AND ANALYSIS	29
Overview of Our Executive Compensation Program	29
Role of the Committee, its Consultant and Management	30
Objectives of Our Executive Compensation Program	30
Elements of Our Fiscal 2008 Executive Compensation Program	33
Our Fiscal 2009 Executive Compensation Program	42
Other Matters	44
COMPENSATION COMMITTEE REPORT	46
EXECUTIVE COMPENSATION	47
NON-EMPLOYEE DIRECTOR COMPENSATION	65
General	65
Fiscal 2008 Retainer/Fees	66
Fiscal 2008 Equity-Based Compensation	66
Fiscal 2009 Changes in Director Compensation	66
Fiscal 2009 Equity-Based Compensation	66

i

AUDIT MATTERS	67
Report of the Audit Committee	67
Audit and Other Fees	68
PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS	68
OTHER MATTERS	68
ANNUAL REPORT TO STOCKHOLDERS	68
APPENDIX A: FORM OF PROXY	69

ii

____________________________

CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058

______________________

PROXY STATEMENT

_______________________

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2008 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”).  The Annual Meeting will be held on September 25, 2008, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 are being mailed to stockholders beginning on or about August 13, 2008.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to elect the nine director candidates described in the proxy statement to serve for the following year and until their successors are duly elected, ratify the selection of KPMG LLP as our independent registered public accounting firm and transact such other business as may properly come before the Annual Meeting.  Our stockholders are not, however, entitled to nominate any additional directors for election at the Annual Meeting at this time.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of August 1, 2008.  We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting.  Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  Our Board has appointed Daniel J. Moore and Gregory H. Browne (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers.  Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us.  As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or through a bank or other holder of record rather than directly in their own name.  If your shares are held in a brokerage account, through a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian.  As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held.  A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date.  As of the record date, there were 27,339,294 shares of our common stock outstanding.  Consequently, the presence of the holders of at least 13,669,648 shares of common stock is required to establish a quorum for the Annual Meeting.  Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting.  “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not otherwise have discretionary authority to vote those shares.  Although there are not controlling precedents under Delaware law regarding the treatment of broker non-votes, we intend to treat abstentions and broker non-votes as set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record with Computershare Trust Company, N.A., our transfer agent, can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.  If you plan to vote in person at the Annual Meeting, please bring proof of identification.  Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted even if you later decide not to attend the Annual Meeting.

If you hold your shares in street name (for example, at your brokerage account), please follow the easy instructions provided by your record holder to vote the enclosed proxy card.  Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares.  If you hold your shares in street name and wish simply to attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you hold your shares in street name, your record holder may not be permitted to exercise voting discretion.  Thus, if you do not give your bank, broker or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Our Board recommends that you vote:

•	FOR the election of the nine nominated directors; and

•	FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2009.

Can I change my vote after I return my proxy card?

Yes.  If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369; (2) mailing in a new proxy card bearing a later date; or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you hold your shares in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors.  This means that the nine director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board.  You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee.  If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will not have an effect on the outcome of the proposal.  Broker non-votes, if any, will not be counted as having been voted and will not have an effect on the outcome of the proposal.

Other Items.  For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares and entitled to vote on the item will be required for approval.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal.  Broker non-votes, if any, will not be counted as having been voted and will not have an effect on the outcome of this proposal.

Who is participating in this proxy solicitation, and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders.  In addition to this solicitation by mail, our directors, executive officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise.  These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Computershare Investor Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting.  For these services, we will pay Computershare a fee of approximately $2,000 and reimburse it for certain expenses.  In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please see “Corporate Governance — Director Selection Process” and “Proposals for the 2009 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts.  In each case, the stockholder(s) must consent to the householding process.  Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card.  Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses.  We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding.  If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past.  Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 filed with the SEC on June 24, 2008.  Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing.  The Annual Report is not part of the proxy solicitation material.  You may also find information about us on our websites at www.cyberonics.com and www.vnstherapy.com.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas  77058 or by telephone at (281) 228-7200.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance.  Our Board has established a Corporate Governance Manual to guide the operation and direction of our Board and its committees.  The Corporate Governance Manual includes our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board.  Each of these documents is available on our website at www.cyberonics.com.

Code of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents and representatives.  In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, controller and other senior financial officers.  A copy of each code is available on our website at www.cyberonics.com.  Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of nine directors.  It is our policy that the number of directors serving on our Board not exceed a number that can function effectively as a body.  The Nominating & Governance Committee of our Board (the “Nominating & Governance Committee”) considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  Our Board has delegated this responsibility to its Nominating & Governance Committee.  Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm, including the relationships discussed under “Transactions with Related Persons — Transactions.”  Based on this evaluation, the Nominating & Governance Committee has determined that the following current members of our Board are “independent” as that term is defined in the NASDAQ listing standards:  Messrs. Jackson, Morrison, Novak, Olsen, Rosenthal, Schwarz, Strauss and Terry.  Messrs. Jackson, Morrison, Novak, Olsen, Rosenthal, Schwarz, Strauss and Terry constitute a majority of the members of our Board.  Mr. Moore is not independent because he currently serves as our President and Chief Executive Officer.

Meetings

Our Board held a total of eight meetings and acted by written consent four times during the fiscal year ended April 25, 2008.  During the fiscal year ended April 25, 2008, all applicable directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at each regularly scheduled meeting of our Board.  The independent directors met in executive session four times during the fiscal year ended April 25, 2008.  In keeping with our commitment to good corporate governance, our Board separates the offices of Chairman of our Board and Chief Executive Officer and appoints a non-executive Chairman instead.  Our current non-executive Chairman, Hugh M. Morrison, presides over Board meetings and executive sessions of our independent directors.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings.  However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  Three of our directors attended the 2007 Annual Meeting of Stockholders.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fully fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards.  Our Board adopted a policy in fiscal 2006, as reflected in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies.  In addition, no director may serve on the audit committee of more than two other public company boards, if that director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on our Board’s Audit Committee.  The Chairman of our Board’s Audit Committee, Guy Jackson, currently serves on the audit committees of four other public company boards, and our Board has determined that such service does not impair Mr. Jackson’s ability to serve effectively on our Board’s Audit Committee.  The Board’s determination is based on Mr. Jackson’s demonstrated ability prior to and since adoption of the policy to maintain a high level of service as our Board’s Audit Committee Chairman.

Term Limits

Our Board does not believe it should establish term or age limits.  While term limits could help ensure that there are fresh ideas and viewpoints available to our Board, our Board believes that they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations and, therefore, provide an increasing contribution to our Board as a whole.  As an alternative to term limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every year.

Succession Planning

The Nominating & Governance Committee makes an annual report to our Board on succession planning.  On May 1, 2007, Mr. Moore assumed the responsibilities of President and Chief Executive Officer. At a regularly scheduled meeting of the Nominating & Governance Committee in February 2008, Mr. Moore discussed his succession with the committee.  At a regularly scheduled meeting of the Board in February 2008, Alan J. Olsen, Chairman of the Nominating & Governance Committee, reported the committee’s discussion on succession planning to the Board.

Chairman and Chief Executive Officer

Our Board separates the positions of Chief Executive Officer and Chairman of our Board.  Hugh M. Morrison currently serves as the non-executive Chairman of our Board.

Board and Committee Self-Evaluation

Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively.  The Nominating & Governance Committee receives comments from all directors and reports annually to our Board with an assessment of our Board’s performance.  This is then discussed with the full Board following the end of each fiscal year.  The assessment focuses on our Board’s contribution to us and specifically focuses on areas in which our Board or management believes that our Board could improve.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully-informed basis.  Each new director is provided with the opportunity to review fully our business, personnel and operations upon accepting a seat on our Board.  To that end, our Board adopted a policy requiring that each member of our Board attend at least one Institutional Shareholder Services-endorsed director education program every three fiscal years.  The Nominating & Governance Committee is responsible for insuring compliance with this policy, which is set forth in our Corporate Governance Guidelines.  For new directors, we assemble an orientation manual and host an orientation session to introduce our business and the procedures and processes of our Board.  Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ listing standards.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.  In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials.  There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times, and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs.  However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors, diversity, age, skill, experience in the context of our Board’s needs, independence qualifications and whether prospective nominees have relevant business and financial experience, industry and/or other specialized expertise and good moral character.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed.  The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.  However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board.  Any invitation to join our Board must be extended by our Board as a whole.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369 not later than 120 calendar days prior to the first anniversary of the annual meeting for the previous year.  The written request must include the following:

•	the name and address of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	a signed consent by each nominee to serve as our director, if elected;

•	the nominating stockholder’s name and address;

•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•
in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2009 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties.  Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to:  c/o Cyberonics, Inc., 100 Cyberonics, Blvd., Houston, Texas  77058.

Our Secretary (or any successor to the duties thereof) will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board.  To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then our Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.  The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officers to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.  Each committee is comprised entirely of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the full Board.  These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

The table below provides the composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Guy C. Jackson	X
Hugh M. Morrison	(1)
Alfred J. Novak	X
Alan Olsen		X	X
Arthur L. Rosenthal, Ph.D.		X
Jeffrey E. Schwarz			(2)
Michael J. Strauss, M.D., M.P.H	X	X	(3)
Reese S. Terry, Jr.			X

_________________

(1)	As of June 25, 2008, Mr. Morrison is no longer a member of the Audit Committee.
(2)	Effective as of the date of the Annual Meeting, Mr. Schwarz will no longer be a member of the Nominating & Governance Committee in connection with his resignation from our Board.
(3)	As of February 25, 2008, Dr. Strauss moved from the Nominating & Governance Committee to the Audit Committee, in addition to his service on the Compensation Committee.

Audit Committee

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	monitoring actions we take to comply with our internal accounting and control policies as well as external accounting, legal and regulatory requirements;

•
reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in our Annual Report on Form 10-K (the “independent auditors”);

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and

•	selecting our independent auditors and evaluating their performance.

The Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Guidelines. The Nominating & Governance Committee, in its business judgment, has determined that each Audit Committee member is financially literate and two of the current members of the Audit Committee, Messrs. Jackson and Novak, qualify as “audit committee financial experts” within the meaning of the SEC’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities.  The Audit Committee may require any of our executive officers or employees, our outside legal counsel or our independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.  The Audit Committee is responsible for the resolution of any disagreements between the independent auditors and management regarding our financial reporting.  The Audit Committee meets at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that any of these groups believe should be discussed privately.  The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement.

The Audit Committee held nine meetings and did not act by written consent during the fiscal year ended April 25, 2008.

Compensation Committee

The Compensation Committee establishes the salary and incentive compensation of our executive officers and administers our employee benefit plans.  The Nominating & Governance Committee, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Guidelines.  The Report of the Compensation Committee is set forth under “Compensation Committee Report” in this proxy statement.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter.  The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•	review, evaluate and approve the agreements, plans, policies and programs to compensate our executive officers and directors;

•
review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of stockholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our executive officers and directors; and

•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers.  In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board; (2) in accordance with the Compensation Committee’s charter, which is reviewed by the Compensation Committee members on an annual basis; or (3) by our Chief Executive Officer.

The Compensation Committee works with the management team, including our Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources, to implement and promote our executive compensation strategy.

Our Chief Executive Officer is instrumental to this process.  Specifically, our Chief Executive Officer assists the Compensation Committee by:

•	recommending, at the beginning of the fiscal year, the company and individual performance objectives to be used in determining each executive officer’s annual bonus;

•	recommending, at the beginning of the fiscal year, the adjustments (if any) to base salary levels for each executive officer;

•	recommending, at the beginning of the fiscal year, an equity award for each executive officer;

•
preparing, at the end of the fiscal year, an evaluation of each executive officer and a self-evaluation, including a comparison of performance to individual and company objectives approved by the Compensation Committee at the beginning of the fiscal year; and

•	recommending, following the end of the fiscal year, the amount (if any) of the annual bonus amounts for each executive officer other than himself.

During fiscal 2008, our Chief Financial Officer assisted the Compensation Committee by providing financial data for the company performance objectives that are factored into the Compensation Committee’s compensation decisions.  In addition, our Vice President, Human Resources prepared compensation tally sheets regarding each executive officer for use by the Compensation Committee in making its compensation decisions.  Finally, our other executive officers assist in the compensation process by:

•	preparing quarterly summaries of performance compared to individual performance objectives approved by the Compensation Committee; and

•	preparing self-evaluations of their annual performance at the end of the fiscal year.

Members of our management do not discuss executive compensation matters with the Compensation Committee’s compensation consultant or any other compensation consultant in connection with the Compensation Committee’s process for determining executive officer compensation.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executive officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.  Before the outset of the fiscal year ended April 25, 2008, the Compensation Committee engaged the services of Pearl Meyer & Partners, an experienced compensation consulting firm that has access to national compensation surveys and our compensation information, to assist it in evaluating executive compensation matters.  Specifically, the Compensation Committee requested Pearl Meyer & Partners to provide information, insights and advice regarding our compensation philosophy, objectives and strategy and selection of peer companies for competitive analyses.  In addition, Pearl Meyer & Partners reviewed briefing materials prepared by management and advised the Compensation Committee on the matters included in the materials, including the consistency of proposals with the Compensation Committee’s compensation philosophy and comparisons to programs at other companies.  At the request of the Compensation Committee, Pearl Meyer & Partners also prepared its own analysis of compensation matters, including the relative position of our executive compensation program in the competitive market and the design of our compensation plans consistent with the Compensation Committee’s compensation philosophy.  Finally, Pearl Meyer & Partners provided an analysis of non-employee director compensation for use by the Compensation Committee.

Together with management, Pearl Meyer & Partners and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination.

The Compensation Committee held 14 meetings and acted by written consent one time during the fiscal year ended April 25, 2008.

Nominating & Governance Committee

The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders and develops and recommends corporate governance principles to our Board.  The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under the NASDAQ listing standards and our Corporate Governance Guidelines.  For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, please see “— Director Selection Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter.  More particularly, the Nominating & Governance Committee:

•	prepares and recommends appropriate corporate governance guidelines for adoption by our Board and modifications from time to time to those guidelines;

•	establishes criteria for selecting new directors and actively seeks individuals qualified to become board members for recommendation to our Board;

•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws and our Corporate Governance Guidelines;

•
determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	recommends to our Board a non-executive director who serves as Chairman;

•	reviews annually the advisability or need for any changes in the number and composition of our Board;

•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;

•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;

•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance, to be discussed with the full Board following the end of each fiscal year;

•	reviews and reassesses annually the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board for approval; and

•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the principal executive officer.

The Nominating & Governance Committee has the sole authority to retain, amend the engagement with and terminate any search firm to be used to identify director candidates.  It has sole authority to approve the search firm’s fees and other retention terms and has authority to cause us to pay the fees and expenses of the search firm.  The Nominating & Governance Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors and to cause us to pay the fees and expenses of such outside advisors.

The Nominating & Governance Committee held five meetings and acted by written consent one time during the fiscal year ended April 25, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an executive officer of Cyberonics, Inc. or any of its subsidiaries, nor has had any substantial business dealings with Cyberonics, Inc. or any of its subsidiaries.  None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before our Board at the recommendation of management.  Our Board, recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), has adopted a formal process for reviewing, approving and ratifying transactions with related persons, which is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive vice president and Section 16 officer) or director;

•	a stockholder owning more than 5% of our company (or its controlled affiliates);

•	a person who is an immediate family member of a senior officer or director; or

•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than:

•	transactions involving compensation approved by the Compensation Committee;

•	transactions available to all employees generally; and

•	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions.  Accordingly, in the event that management recommends a Related Person Transaction, management is required to present the transaction to the Audit Committee in advance of entering into the transaction.  If management is unable to present the transaction to the Audit Committee for approval in advance, management may enter into the transaction preliminarily subject to ratification by the Audit Committee; provided, however, that, if the Audit Committee does not so approve, management must make all reasonable efforts to cancel or annul the transaction.  The Audit Committee may approve or ratify a Related Person Transaction only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Corporate Opportunity

Our Board recognizes that a member of our management or a director may be presented with a significant business opportunity that may equally be available to our company, either directly or via referral.  Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% stockholder), the opportunity must be presented to the Audit Committee for consideration.  The Audit Committee, in its discretion, may present the opportunity to our Board for consideration.

Disclosure

All Related Person Transactions must be disclosed in our applicable filings as required by SEC rules and regulations.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended April 25, 2008, we entered into the Related Person Transactions described below.

In May 2007, we reimbursed expenses of $800,000 incurred by Metropolitan Capital Advisors II, L.P. and related entities in connection with a proxy contest at our 2006 Annual Meeting of Stockholders involving their successful stockholder proposal nominating three Board candidates.  Metropolitan Capital Advisors II, L.P. is owned or controlled by a stockholder owning more than 5% of our company.  In addition, Jeffrey E. Schwarz, a member of our Board, serves as Chief Executive Officer of Metropolitan Capital Advisors, Inc., the general partner of Metropolitan Capital Advisors II, L.P.  Our Board approved this transaction in April 2007.

Also in May 2007, we entered into a consulting agreement with BK Consulting, an assumed name used by Reese S. Terry, Jr., a member of our Board, pursuant to which Mr. Terry agreed to provide technology development services for an annual fee of $60,000 payable monthly in arrears.  Our Board ratified this transaction in August 2007.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1:  Election of Directors

Our Board is currently composed of nine directors, eight of whom are seeking election at the Annual Meeting.  One current director, Jeffrey E. Schwarz, will resign as of the date of the Annual Meeting.  Our Board has nominated Joseph E. Laptewicz, Jr. to fill the vacancy created by Mr. Schwarz’s resignation.  See “— Director Resignation” below.  Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the nine nominees named below.  In the event that any of the nominees becomes unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee.  It is not expected that any nominee will be unavailable.  The term of office of each person elected as a director will continue until the 2009 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

Our Director Nominees

Based on recommendations from the Nominating & Governance Committee, our Board has nominated nine directors for election at the Annual Meeting.  The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age
Guy C. Jackson	66
Joseph E. Laptewicz, Jr.	59
Daniel J. Moore	47
Hugh M. Morrison	61
Alfred J. Novak	60
Alan J. Olsen	61
Arthur L. Rosenthal, Ph.D.	61
Michael J. Strauss, M.D., M.P.H.	55
Reese S. Terry, Jr.	66

Mr. Jackson has been a member of our Board since July 2003.  In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company.  During his career, Mr. Jackson served as the audit partner for a number of public companies in Ernst & Young’s New York and Minneapolis offices.  Mr. Jackson has a B.S. degree from The Pennsylvania State University and a MBA from the Harvard Business School.  Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, EpiCept Corporation, a specialty pharmaceutical company, Life Time Fitness, Inc., an operator of fitness centers, and Urologix, Inc., a medical device company.

Mr. Laptewicz has been nominated to serve as a director on our Board.  Mr. Laptewicz is a retired business executive with extensive medical device experience.  From 1998 to 2005, he served on the board of directors of Advanced Neuromodulation Systems, Inc., a publicly-held manufacturer of implantable neuromodulation devices for the treatment of pain.  From 1996 to 2003, he served on the board of directors of AngioDynamics, Inc., a publicly-held manufacturer of interventional radiology products.  From 1994 to 2000, Mr. Laptewicz served as President and Chief Executive Officer, and from 2001 to 2004 as Chairman of the board of directors, of Empi, Inc., a leading manufacturer and provider of non-invasive medical products for pain management and physical rehabilitation.  From 1972 to 1994, Mr. Laptewicz served in various positions of increasing responsibility for subsidiaries of Pfizer, Inc., at the time a large pharmaceutical and medical technology company, including Vice President and General Manager from 1990 to 1991 and President from 1991 to 1994 of Schneider (USA), Inc., a worldwide manufacturer of catheters, stents and related medical products.

Mr. Moore was appointed to our Board in May 2007.  Contemporaneous with his appointment to our Board, Mr. Moore was appointed by our Board as President and Chief Executive Officer.  Mr. Moore joined us from Boston Scientific Corporation (“Boston Scientific”), a diverse maker of minimally invasive medical products, where, since 1989, he held positions in sales, marketing and senior management in the United States and in Europe.  His last position at Boston Scientific was President, International Distributor Management.  Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific, with more than 1,000 global employees and revenues exceeding $700.0 million.  Mr. Moore previously held senior management positions at several Boston Scientific U.S. and international divisions.

Mr. Morrison was appointed to our Board in November 2006.  From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as Chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly-held designer, developer, manufacturer and marketer of advanced implantable neuromodulation devices. In December 2005, Advanced Neuromodulation Systems, Inc. was sold to St. Jude Medical, Inc. Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and Chief Executive Officer, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”).  In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division.  Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006.  Mr. Morrison is licensed as a Certified Public Accountant.

Mr. Novak was appointed to our Board in January 2007.  Since September 1999, Mr. Novak has served on the board of directors, and since February 2008 he has been Vice Chairman and Chief Executive Officer, of OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company. Since December 1997, he has been the Chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies. In September 1998, he was a founder of Syntheon, LLC, a privately-held company that focuses on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President and Chief Executive Officer and director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the board of directors of Sutura, Inc., a vascular closure company.  Mr. Novak was President, Chief Executive Officer and director of Biosense, Inc., an electrophysiology company, from July 1996 until January 1998.  He was employed by Cordis Corporation, a publicly-held cardiology company, from April 1984 until July 1996 and served as its Vice President and Chief Financial Officer.

Mr. Olsen has been a member of our Board since June 1999.  He has over 31 years of medical device sales and marketing experience beginning with Smith & Nephew Richards, Inc., Danek Medical, Inc. and Sofamor Danek Group, Inc.  He was founder and President of Danek Medical, Inc., a pioneer in the spinal fixation device market, which later became part of Sofamor Danek Group, Inc.  He served as a director of Sofamor Danek Group, Inc. from 1985 to 1993.  Since 1992, Mr. Olsen has served on the board of directors of five medical device or technology start-up companies that have either been acquired or are still operating businesses.  He is the founder of Robomedica, Inc., which develops robotic devices to train paralyzed people to walk again.  Mr. Olsen also serves on the board of directors of several private and charitable organizations.

Dr. Rosenthal was appointed to our Board in January 2007.  Dr. Rosenthal has served as Chairman of Labcoat, Ltd. since January 2002 and Chief Executive Officer from January 2005. He was a Senior Vice President, Corporate Officer and Chief Development Officer of Boston Scientific and from January 1994 though May 2000, he was a Senior Vice President, Chief Scientific Officer and Executive Committee Member of Boston Scientific until his retirement in January 2005. Dr. Rosenthal currently serves as a non-executive director and Chairman of the Remuneration Committee for Renovo, Ltd., a U.K. publicly-traded pharmaceutical company.

Dr. Strauss has been a member of our Board since March 1997.  Since 2005, Dr. Strauss has been a health policy and business consultant who works with medical technology and service companies.  From 2001 until January 2005, he served as Chief Executive Officer of Naviscan PET Systems, Inc., a developer of compact, high-resolution positron emission tomography (“PET”) devices.  From 1988 through 1999, Dr. Strauss was a founder and officer of Covance Health Economics and Outcomes Services, Inc., a healthcare consulting and service firm that specializes in medical product reimbursement.  He also serves on the board of directors of VisionCare Opthalmic Technologies, which is developing products to treat macular degeneration and other disorders.

Mr. Terry has been a member of our Board since December 1987 when he co-founded Cyberonics and served as Chairman of our Board and Chief Executive Officer until February 1990, when he became Chairman of our Board and Executive Vice President.  He also served as Chief Executive Officer for a portion of 1995.  Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of our Board and Secretary in June 2001.  Since 2001, other than the period from November 2006 to May 2007, when he served as our Chief Executive Officer on an interim basis while our Board conducted a search for a new Chief Executive Officer, Mr. Terry has been an independent business consultant to and an investor in our company.  Mr. Terry has consulted for us on technical matters from September 2005 to November 2006 and from May 2007 to the present.  From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and Vice President of Quality.  Mr. Terry serves on the board of directors of the Epilepsy Foundation, a national organization that works for people affected by seizures through research, education, advocacy and service.  Mr. Terry also serves on the board of directors of IDEV, a privately-held company in the cardiovascular device field.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OUR BOARD’S NOMINEES IDENTIFIED ABOVE.

Director Resignation

Effective as of the date of the Annual Meeting, Jeffrey E. Schwarz will resign as a member of our Board.  The Board has nominated Mr. Laptewicz for election at the Annual Meeting to fill the vacancy created by Mr. Schwarz’s resignation.

Proposal No. 2:  Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending April 24, 2009.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 26, 2002.  The engagement of KPMG LLP has been recommended by the Audit Committee and approved by our Board annually.  The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2008, and has recommended, and our Board has approved, their inclusion therein.  See “Audit Matters—Report of the Audit Committee” included elsewhere in this proxy statement.

Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection.  Even if the selection is ratified, however, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended April 25, 2008, to our knowledge and based on written representations from our officers and directors, we believe that the applicable reporting requirements of Section 16(a) have been satisfied with the exception of the following:  on May 24, 2007, Daniel J. Moore filed a Form 3 due May 11, 2007; on June 21, 2007, Michael J. Strauss filed a Form 4 due March 3, 2007; and on June 27, 2007, Daniel J. Moore amended a Form 4 originally filed on June 19, 2007 for a transaction on June 18, 2007.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 1, 2008, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of our named executive officers, (2) each of our directors and director nominees, (3) all current executive officers and directors as a group and (4) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock.  Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of shares of our common stock.

Name of Beneficial Owner	Amount and Share of Beneficial Ownership (1)	Percent of Class (2)
Named Executive Officers:
Daniel J. Moore (3)	40,888	*
Reese S. Terry, Jr. (4)	490,938	1.8%
Gregory H. Browne (5)	7,500	*
John A. Riccardi (6)	—	—
George E. Parker, III (7)	153,158	*
James A. Reinstein (8)	12,500	*
Randal L. Simpson (9)	157,250	*
David S. Wise (10)	189,008	*

Directors and Directors and Nominees: (11)
Guy C. Jackson (12)	50,658	*
Joseph E. Laptewicz, Jr. (13)	—	—
Hugh M. Morrison (14)	15,075	*
Alfred J. Novak (15)	3,075	*
Alan J. Olsen (16)	54,558	*
Arthur L. Rosenthal, Ph.D. (17)	3,075	*
Jeffrey E. Schwarz (18)	1,567,757	5.7%
Michael J. Strauss, M.D., M.P.H. (19)	66,658	*

All current executive officers and directors as a group (14 persons) (20)	2,812,098	10.3%

Name of Beneficial Owner	Amount and Share of Beneficial Ownership (1)	Percent of Class (2)
5% Holders Not Listed Above
FMR LLC, formerly known as FMR Corp (21) 82 Devonshire Street Boston, MA 02109	4,105,521	15.0%
Palo Alto Investos, LLC (22) 470 University Avenue Palo Alto, CA 94301	2,697,032	9.9%
Icahn Associates Corp. and associated companies(23) 767 Fifth Avenue, 47th Floor New York, NY 10021	2,510,764	9.2%
Metropolitan Capital Advisors, Inc. (24) 660 Madison Avenue, 20th Floor New York, NY 10021	1,556,012	5.7%
Barclays Global Investors UK Holdings Ltd. (25) 1 Churchill Place Canary Wharf London England E14 5HP	1,412,990	5.2%
Cramer Rosenthal McGlynn, LLC (26) 520 Madison Avenue New York, NY 10022	1,371,100	5.0%
_______________
* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities.  Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock.  Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 27,339,294 at August 1, 2008.
(3)
Includes 40,888 shares of vested, restricted stock on or before September 29, 2008.  Effective May 1, 2007, our Board appointed Mr. Moore as President and Chief Executive Officer and as a director to our Board.

(4)
Includes 61,350 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee.  Also includes 52,933 shares subject to options exercisable on or before September 29, 2008 and 6,225 shares of vested, restricted stock.  On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer.  Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007.  Mr. Terry remains a member of our Board and is nominated for re-election at the Annual Meeting.

(5)	Includes 7,500 shares of vested, restricted stock. In July 2007, our Board appointed Mr. Browne as Chief Financial Officer.
(6)	On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.
(7)	Includes 148,808 shares subject to options exercisable on or before September 29, 2008 and 4,250 shares of vested, restricted stock.
(8)	Includes 12,500 shares of vested, restricted stock. In August 2007, Mr. Reinstein was appointed Vice President, Sales and Marketing and General Manager, International.
(9)	Includes 151,692 shares subject to options exercisable on or before September 29, 2008 and 4,750 shares of vested, restricted stock.
(10)	Includes 178,425 shares subject to options exercisable on or before September 29, 2008 and 10,583 shares of vested, restricted stock.
(11)	Excludes the beneficial ownership of Messrs. Moore and Terry, which is reported above.
(12)	Includes 41,933 shares subject to options exercisable on or before September 29, 2008 and 6,225 shares of vested, restricted stock.
(13)	Mr. Laptewicz has been nominated to serve as a director on our Board as of the Annual Meeting.
(14)	Includes 3,075 shares of vested, restricted stock.
(15)	Includes 3,075 shares of vested, restricted stock.
(16)	Includes 47,933 shares subject to options exercisable on or before September 29, 2008 and 3,150 shares of vested, restricted stock.
(17)	Includes 3,075 shares of vested, restricted stock.

(18)
Includes 3,075 shares of vested, restricted stock.  Also includes 8,670 shares held in trust for the benefit of Mr. Schwarz’s children and one or more charitable foundation established by Mr. Schwarz.  Mr. Schwarz disclaims beneficial ownership of these shares.  Also includes 1,556,012 shares beneficially owned by Metropolitan Capital Advisors, Inc. (“MetCap”), Metropolitan Capital III, Inc. (“Partners III”), Metropolitan Capital Select, L.L.C. (“Select”), Metropolitan SPV GP, L.L.C. (“SPV GP”) and KJ Advisors, Inc. (“KJ Advisors” and, together with MetCap, Partners III, Select and SPV GP, the “MetCap Entities”).  Mr. Schwarz holds 99% of the shares of MetCap, which is the general partner of Metropolitan Capital Partners IV, L.P. (f/k/a Metropolitan Capital Advisors, L.P.), which in turn is the general partner of Metropolitan Capital Advisors, L.P. (f/k/a Bedford Falls Investors, L.P.), an entity that holds 255,000 shares.  Mr. Schwarz holds 50% of the shares of Partners III, which is the general partner of Metropolitan Capital Partners III, L.P., which in turn is the investment manager of Metropolitan Capital Advisors International Limited, an entity that holds 270,600 shares.  Mr. Schwarz is a Managing Member of Select, which is the general partner of Metropolitan Capital Advisors Select Fund, L.P., an entity that holds 20,000 shares.  Mr. Schwarz is a Managing Member of SPV GP, which is the general partner of Metropolitan SPV, L.P., an entity that holds 798,512 shares.  Mr. Schwarz holds 49% of the shares of KJ Advisors, which in turn is the general partner of Metropolitan Capital Partners, II, L.P. (“Partners II”).  Mr. Schwarz is a limited partner of Partners II, an entity which holds 211,900 shares. Mr. Schwarz disclaims beneficial ownership of these shares for all other purposes. Mr. Schwarz has shared voting power and dispositive power with regard to 1,556,012 shares.

(19)	Includes 39,933 shares subject to options exercisable on or before September 29, 2008 and 6,225 shares of vested, restricted stock.
(20)
Includes 661,657 shares subject to options held by our current executive officers and directors as of the date of the filing of this proxy statement, which options are exercisable on or before September 29, 2008.  Also includes shares that may be determined to be beneficially owned by executive officers and directors.  See Notes 3 through 19 above.

(21)
According to an amendment to Schedule 13G filed with the SEC on July 9, 2008, Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR LLC (“Fidelity”), beneficially owns 4,105,521 shares as a result of acting as investment adviser to various registered investment companies (“Funds”).  Edward C. Johnson III and FMR LLC, through its control of Fidelity and the Funds, each has sole dispositive with regard to the 4,105,521 shares owned by the Funds.  Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B stockholders of FMR LCC have entered into a stockholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares.  Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees.

(22)	According to a Schedule 13F filed with the SEC on May 14, 2008, Palo Alto Investors, LLC beneficially owns and has sole voting power and sole dispositive power with regards to 2,697,032 shares.
(23)
According to two Schedule 13Fs filed with the SEC on May 15, 2008, Icahn Capital LP, High River Limited Partnership (“High River”) and Carl C. Icahn may be deemed to beneficially own, in the aggregate, 2,510,764 shares.  Icahn Capital LP has sole voting power and sole dispositive power with regard to 2,510,764 shares.   Each of Icahn Capital LP, High River and Icahn by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares that Icahn Master directly beneficially owns.  Each of Icahn Capital LP, High River and Icahn disclaims beneficial ownership of these shares for all other purposes.

(24)
According to information provided to us by MetCap as of July 30, 2008, MetCap may be deemed to beneficially own, in the aggregate, 1,556,012 shares through the MetCap Entities.  Mr. Schwarz disclaims beneficial ownership of these shares for all other purposes. Mr. Schwarz has shared voting power and dispositive power with regard to all of the shares held by the MetCap entities.

(25)
According to a Schedule 13F filed with the SEC on May 15, 2008, Barclay Global Investors UK Limited, an indirect subsidiary of Barclays PLC and a direct, wholly-owned subsidiary of Barclays Bank PLC, may be deemed to beneficially own 1,412,990 shares.  Barclays PLC and Barclays Bank PLC may be deemed to have shared-defined investment discretion with respect to the 1,412,990 shares.

(26)	According to a to Schedule 13F filed with the SEC on May 14, 2008, Cramer Rosenthal McGlynn, LLC beneficially owns and has sole voting power and sole dispositive power with regard to 1,371,100 shares.
(27)
According to a Schedule 13F filed with the SEC on May 14, 2008, Granahan Investment Management, Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 1,341,220 shares.

(28)	According to a to Schedule 13F filed with the SEC on May 14, 2008, Rho Capital Partners, Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 1,201,373 shares.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of April 25, 2008:

		Weighted	Number of Securities
		Average Exercise	Remaining Available for
	Number of Securities to	Price of	Future Issuance Under
	be Issued Upon	Outstanding	Equity Compensation
	Exercise of Outstanding	Options,	Plans (Excluding
	Options, Warrants and	Warrants and	Securities Reflected in
	Rights	Rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders(1)	2,682,561	$22.27	2,012,738

Equity compensation plans not approved by security holders	—	—	—

Total	2,682,561	$22.27	2,012,738
_________________

(1)
The Cyberonics, Inc. Amended 1988 Stock Incentive Plan, the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan, the Cyberonics, Inc. Amended and Restated 1997 Stock Plan, the Cyberonics, Inc. 1998 Stock Option Plan, the Cyberonics, Inc. Amended and Restated New Employee Equity Inducement Plan and the Cyberonics, Inc. 2005 Stock Plan were approved by our Board and became effective in March 1988, November 1996, November 2000, October 1998, April 2007 and March 2005, respectively. Options granted under the 1988 Stock Option Plan, the 1996 Stock Option Plan, the Amended and Restated 1997 Stock Plan, the Amended and Restated New Employee Equity Inducement Plan and the 2005 Stock Plan generally vest ratably over four or five years following their date of grant. Options granted under the 1998 Stock Option Plan generally vest seven years from the grant date but can accelerate based upon the achievement of specific milestones related to regulatory approval and the achievement of company objectives. Options granted have a maximum term of 10 years.

LEGAL PROCEEDINGS

Stockholder Derivative Litigation

We were named as a nominal defendant in a stockholder derivative lawsuit brought on behalf of the company, styled Rudolph v. Cummins, et al. in the U.S. District Court for the Southern District of Texas, Houston Division, naming several of our current and former officers and directors as defendants, alleging purported improprieties in our issuance of stock options and the accounting related to issuances. The operative amended complaint also purported to state a putative class action claim against the individual defendants for violation of Section 14(a) of the Exchange Act, as well as claims against the individual defendants for breach of fiduciary duty, gross mismanagement and corporate waste, against the officer defendants for unjust enrichment, and against certain individual defendants for insider trading.

We were also named as a nominal defendant in five stockholder derivative lawsuits brought on behalf of the company in the District Court of Harris County, Texas, alleging purported improprieties in our issuance of stock options and the accounting related to such issuances. These cases were consolidated into a single case, In re Cyberonics, Inc. Derivative Litigation, in the 189th Judicial District Court of Harris County, Texas in January 2007 (together with Rudolph v. Cummins et al., the “Derivative Lawsuits”).

In November 2006, our Board formed a Special Litigation Committee (“SLC”) to investigate, analyze and evaluate the claims raised in the Derivative Lawsuits and to determine the actions, if any, we should take with respect to the derivative claims, including whether to pursue, to seek to dismiss or to attempt to resolve the derivative claims in the best interests of us and our stockholders.

In October 2007, we and the individual defendants reached an agreement in principle, set forth in a memorandum of understanding (“MOU”) with the plaintiffs, to settle claims alleged in the Derivative Lawsuits.  The settlement, which was subject to a stipulation of settlement to be approved by the parties thereto, the SLC of our Board and our insurer, provided in pertinent part as follows:

•	All claims in the Derivative Lawsuits will be dismissed with prejudice.

•	There will be no admission of liability by any defendant.

•
All claims that were or could have been asserted in the Derivative Lawsuits against us, all individual defendants, and KPMG LLP will be released, excluding any claim we may have under the resignation agreements of Robert P. Cummins and Pamela B. Westbrook with respect to their ongoing obligations under those agreements.

•
The plaintiffs will seek court approval for an award of attorneys fees and reimbursement of expenses in an amount not to exceed $650,000 to be paid solely by us or our insurer, which approval the settling defendants will not oppose.

•	The settlement will become effective and any award of fees and expenses to the plaintiffs’ counsel will become payable only if and when the following conditions are satisfied:

o	the SLC and our insurer approve the settlement documentation;

o	the plaintiffs complete confirmatory discovery demonstrating to the reasonable satisfaction of plaintiffs’ counsel that the settlement is fair and reasonable;

o
the court in In re Cyberonics, Inc. Derivative Litigation enters a judgment, after notice and opportunity for a final hearing, approving the settlement and dismissing with prejudice the claims against all defendants;

o	the court in Rudolph v. Cummins et al. enters a judgment dismissing with prejudice the claims against all defendants without costs; and

o	the foregoing judgments become final judgments no longer subject to review.

•	The MOU is null and void if any of the foregoing conditions is not satisfied.

In December 2007, as contemplated in the MOU, we, along with the individual defendants, entered into a Stipulation of Settlement (“Stipulation”) with the plaintiffs pursuant to which the parties agreed, consistent with the terms and conditions in the MOU, to settle the claims alleged in the Derivative Lawsuits.  On January 2, 2008, the 189th Judicial District Court of Harris County, Texas entered a Preliminary Approval Order setting a hearing for March 7, 2008 on final approval of the settlement, approving the forms of notice to stockholders of the settlement, and setting a deadline on February 26, 2008 for the filing of objections to the settlement.  In January 2008, we published notices of the settlement to stockholders.

On March 7, 2008, the 189th Judicial District Court of Harris County, Texas entered a final judgment approving the settlement and dismissing the case.  On March 17, 2008, the United States District Court for the Southern District of Texas entered a final judgment dismissing Rudolph v. Cummins.  Also on March 17, 2008, our insurer paid $650,000 into escrow pending finality of the judgments in the Derivative Lawsuits.  On April 22, 2008, the period for appealing the judgments in the Derivative Lawsuits expired without an appeal.  Thereafter, the escrowed funds were paid to the plaintiffs’ attorneys.

Indenture Default Litigation

In July 2006, we received a notice of default and demand letter from Wells Fargo Bank, N.A. (“Trustee”), pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture dated September 27, 2005 (“Indenture”) between us, as issuer, and the Trustee with respect to our $125.0 million of 3% senior subordinated convertible notes due in 2012 (“Convertible Notes”), as a result of our failure (1) to file with the SEC our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 (“2006 Form 10-K”) by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. In October 2006, we received a notice of acceleration from the Trustee informing us that, pursuant to the Indenture, the Trustee declared the Convertible Notes due and payable at their principal amount, together with accrued and unpaid interest, fees and expenses, and demanding that all such principal, interest, fees and expenses under the Convertible Notes be paid to the Trustee immediately. To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action in October 2006 in Texas state court seeking a declaration that no event of default has occurred under the Indenture and requesting attorney fees under the Declaratory Judgment Act. In January 2007, the Trustee removed the lawsuit to the U.S. District Court for the Southern District of Texas, Cyberonics, Inc. v. Wells Fargo Bank, N.A. as the Trustee under Indenture, Civil Action No. A:07-CV-121, and filed an answer and counterclaim seeking damages for the alleged default. In March 2007, the Trustee filed a motion for partial summary judgment seeking a determination that an event of default has occurred under the Indenture. In its filings, the Trustee stated that it was seeking approximately $20.0 million in damages plus interest and attorney fees, but it reserved the right to seek immediate payment of full value of the Convertible Notes.  In April 2007, we responded to the Trustee’s motion and filed a cross-motion for summary judgment seeking a declaration that no event of default has occurred. In June 2007, the district court granted our motion for summary judgment and denied the Trustee’s motion, declaring that “Cyberonics satisfied its contractual obligations and has not breached the Agreement.”

The Trustee appealed the district court’s decision to the U.S. Court of Appeals for the Fifth Circuit.  With the appeal still pending, we reached an agreement with the Trustee to settle the proceedings and executed a Settlement Agreement and Supplemental Indenture on April 17, 2008.  Pursuant to the terms of the settlement, the appeal was dismissed with prejudice, the parties released all claims, and the parties executed a supplement to the Indenture, obligating us to repurchase for par value any of the Convertible Notes tendered to us on December 27, 2011, nine months prior to the original maturity date of the Convertible Notes.

Securities Class Action Lawsuit

In June 2005, a putative class action lawsuit was filed against us and certain of our officers and Robert P. Cummins, then Chairman and CEO, in the United States District Court for the Southern District of Texas. The lawsuit is styled Richard Darquea v. Cyberonics Inc., et al., Civil Action No. H:05-cv-02121. A second lawsuit with similar allegations, styled Stanley Sved v. Cyberonics, Inc., et al., Civil Action No. H:05-cv-2414 was filed in July 2005. In July 2005, the court consolidated the two cases under Civil Action No. H-05-2121, styled In re Cyberonics, Inc. Securities Litigation, and entered a scheduling order. In September 2005, the court appointed EFCAT, Inc., John E. and Cecelia Catogas, Blanca Rodriguez and Mohamed Bakry as lead plaintiffs and also appointed lead plaintiffs’ counsel.

The lead plaintiffs filed a consolidated amended complaint in November 2005. The complaint generally alleged, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding our Vagus Nerve Stimulation Therapy System device (the “VNS Device”) as a therapy for depression. In January 2006, the defendants filed a motion to dismiss the consolidated complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. In July 2006, the District Court granted our motion to dismiss the consolidated complaint, allowing the plaintiffs 30 days to file an amended complaint. The court found that the plaintiffs failed to meet their burden to plead a securities fraud claim with particularity, including failures to allege with particularity a material misstatement or omission, to allege facts sufficient to raise a strong inference of intent or severe recklessness, and to allege sufficiently the causal connection between the plaintiffs’ loss and the defendants’ actions. The court noted that “the deficiencies in Plaintiffs’ complaint might well extend beyond the point of cure,” but nonetheless granted plaintiffs the right to amend their complaint in light of the strong presumption of law favoring a right to amend.

In August 2006, the lead plaintiffs filed a First Amended Complaint for Violation of the Securities Laws. The complaint generally alleges, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding the VNS Device as a therapy for treatment-resistant depression. The lead plaintiffs allege (1) that the defendants failed to disclose that certain individuals associated with the U.S. Food and Drug Administration (“FDA”) had safety and efficacy concerns about the use of the VNS Device for the treatment of depression and questioned the adequacy of evidence of safety and effectiveness we presented to the FDA, (2) that the defendants misrepresented the prospect for payer reimbursement for the VNS Device, (3) that the defendants concealed executive compensation and governance issues, and (4) that the defendants falsely stated that an analyst’s statements about options granted in June 2004 were inaccurate and without merit. The lead plaintiffs seek to represent a class of all persons and entities, except those named as defendants, who purchased or otherwise acquired our securities during the period February 5, 2004 through August 1, 2006. The amended complaint seeks unspecified monetary damages and equitable or injunctive relief, if available.

In October 2006, the defendants filed a motion to dismiss the amended complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. The lead plaintiffs filed an opposition to the motion to dismiss that same month, and the defendants filed a reply to the opposition in November 2006. Also in October 2006, a week before the defendants filed their reply in connection with the motion to dismiss the amended complaint, the Los Angeles County Employees Retirement Association filed a motion seeking to intervene and asking the court to require the lead plaintiffs to republish notice of the amended class action claims. In November 2006, the court issued an order compelling republication of notice and staying the proceeding pending determination of the lead plaintiff pursuant to the Private Securities Litigation Reform Act. In December 2006, the lead plaintiffs published notice of the filing of the first amended complaint, stating that investors who purchased our securities during the expanded class period (February 5, 2004 through August 1, 2006, inclusive) may move the court for consideration to be appointed as lead plaintiff within 60 days. In February 2007, the court lifted the stay, and in March 2007, the lead plaintiffs filed a motion seeking leave to file an amended complaint. In April 2007, the court denied the plaintiff’s motion to amend without prejudice and stayed the litigation in light of issues raised in a case that was pending before the U.S. Supreme Court, but had not yet reached a resolution. In June 2007, the court lifted the stay and granted plaintiffs leave to “supplement — not amend” their first amended complaint and granted us leave to “supplement — not amend” our motion to dismiss the first amended complaint. In October 2007, the court issued an order dismissing the plaintiffs’ supplemented first amended complaint with prejudice, and the plaintiffs filed a notice of appeal to the United States Court of Appeals for the Fifth Circuit.  The

plaintiffs filed their Brief of Appellants in January 2008.  We filed our Brief of Appellee in February 2008, and the plaintiffs filed their Reply Brief later that same month.  The court of appeals heard oral arguments in July 2008.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age	Position
Daniel J. Moore	47	President and Chief Executive Officer
Gregory H. Browne	55	Vice President, Finance and Chief Financial Officer
George E. Parker III	46	Vice President, Human Resources and General Manager, Depression Business Unit
James A. Reinstein	43	Vice President, Sales & Marketing and General Manager, International
Randal L. Simpson	48	Vice President, Operations and Research & Development
David S. Wise	53	Vice President, General Counsel and Secretary

Mr. Moore’s biographical information is set forth under “Items To Be Voted On By Stockholders — Proposal No. 1: Election of Directors — Our Director Nominees.”

Mr. Browne joined us in July 2007 as Vice President, Finance and Chief Financial Officer.  Mr. Browne has served as both Chief Executive Officer and Chief Financial Officer for several publicly traded healthcare companies.  From May 2002 to June 2006, he was Chief Financial Officer at Amedisys, Inc., a home nursing company with revenues in excess of $600.0 million, during a period of substantial growth in revenue, profitability and market capitalization.  From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company.  Prior to May 2002, he served as Chief Executive Officer for Ramsay Healthcare Inc., a provider of psychiatric services, and Ramsay-HMO, Inc., a health maintenance organization, and also founded and served as President at PeopleWorks, Inc, a human resource outsourcing company.

Mr. Parker joined us in July 2003 as Vice President of Human Resources.  Mr. Parker assumed the role of Interim Chief Operating Officer from November 2006 until August 2007 and Interim Principal Accounting Officer from May 2007 until July 2007.  In August 2007, Mr. Parker was also appointed as General Manager of our Depression Business Unit.  Prior to joining us, he was Vice President, Human Resources at PerkinElmer Instruments from 1999 to 2002.  Mr. Parker has 23 years of human resource management and consulting experience and has worked in a number of industries including medical equipment and pharmaceuticals with experience in building and developing people and organizations to support rapidly growing products and markets in both the U.S. and Europe.

Mr. Reinstein joined us in August 2007 as Vice President, Sales & Marketing and General Manager, International after a 17-year career at Boston Scientific Corporation, where he held positions in sales, marketing and general management in the United States, Europe, Latin America and Asia. From 2005 through mid 2007, he served as Vice President of Asia with direct leadership of Korea, Taiwan and Hong Kong.  Prior to that role, he was the Country Director of Boston Scientific de Mexico, where the business experienced compounded annual growth in excess of 30%.  Countries under his leadership were recognized for excellence relative to peer countries in four of his last six years, with Korea being recognized as the top international country in 2006.  Additionally, Mr. Reinstein held senior management positions at several Boston Scientific U.S. and international divisions. Prior to joining Boston Scientific, he spent four years with The Procter & Gamble Company in sales and management roles.

Mr. Simpson joined us in 1998 and served in various manufacturing management positions such as Director, Manufacturing, Director, Materials and Sr. Director of Operations, until October 2003 when he became Vice President, Operations.  From March 2006 until May 2008, Mr. Simpson was responsible for Quality, and in August 2007, he also assumed responsibility for Research and Development.  Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing.  Mr. Simpson has more than 24 years of manufacturing experience with more than 17 years of experience in the medical device industry.

Mr. Wise joined us in September 2003 as Vice President and General Counsel.  He was appointed our Secretary in November 2003. From July 1994 to September 2003, Mr. Wise was employed at Centerpulse USA Inc. (formerly Sulzer Medica USA Inc.), a medical technology company specializing in orthopedic products acquired by Zimmer Holdings, Inc. in 2003, serving as Group Vice President and General Counsel from September 1998 to September 2003.  Prior to July 1994, he spent 12 years in private legal practice focused on intellectual property and commercial litigation.  Mr. Wise has more than 26 years of experience in intellectual property, business development and legal affairs in private practice and in corporate practice in the medical device industry.

COMPENSATION DISCUSSION AND ANALYSIS

The following Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply these statements to other contexts.

Overview of Our Executive Compensation Program

Our short-term business objective for fiscal 2008 was to generate quarterly net income according to U.S. generally accepted accounting principles (“GAAP”) by the end of our fourth fiscal quarter.  Achievement of this objective required us to develop a lower-cost selling model for our epilepsy business and to increase our sales and net income in epilepsy.  Our short-term business objective for fiscal 2009 is to generate a net income according to GAAP for the full fiscal year.  Longer term, our objective is to grow and expand our business in neurology and establish a foundation for long-term growth.  Our success in achieving our short- and long-term objectives depends, to a significant extent, on our ability to attract, motivate and retain executive officers with the skills and experience to develop and execute our business strategy.  As a result, we try to provide fair and competitive compensation by targeting total executive compensation at competitive market levels and by aligning compensation with objectives that increase stockholder value.

Our overall executive compensation program consists of four primary categories:  (1) base salary, (2) an annual bonus, (3) a long-term incentive in the form of equity awards and (4) severance and other benefits.  At the beginning of each fiscal year, the Compensation Committee (referred to as the “Committee” for purposes of this Compensation Discussion and Analysis) approves the base salary, company and individual performance objectives for the annual bonus and the equity awards for each executive officer.  At the end of each fiscal year, the Committee evaluates the performance of each executive officer against the performance objectives and, based on company performance and the individual executive officer’s performance, approves the amount of the annual bonus.  The Committee tries to combine the compensation elements for each executive officer in a manner that fairly rewards that officer’s contribution to our company.

Throughout this proxy statement, the individuals who served as our “principal executive officers” (the interim and current Chief Executive Officers listed in the table below) and our “principal financial officers” (the interim and current Chief Financial Officers and Interim Principal Accounting Officer listed in the table below) during fiscal 2008, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”  Our “executive officers” include our Named Executive Officers, as well as other persons serving as our vice presidents, each of whom is identified under “Information About our Executive Officers” above.  During fiscal 2008, several management changes occurred within our organization, including our Board’s appointment in May 2007 of a new President and Chief Executive Officer, Daniel J. Moore, in July 2007 of a new Vice President, Finance and Chief Financial Officer, Gregory H. Browne, and in August 2007 of a new Vice President, Sales & Marketing and General Manager, International, James A. Reinstein.  The terms of office and positions held by each of our Named Executive Officers are shown in the table below.

Name	Position	Term of Office
Current Officers:
Daniel J. Moore	President and Chief Executive Officer	May 2007 – Current
George E. Parker III	Vice President, Human Resources General Manager, Depression Business Unit Interim Chief Operating Officer Interim Principal Accounting Officer	July 2003 – Current August 2007 – Current November 2006 – August 2007 May 2007 – July 2007
Gregory H. Browne	Vice President, Finance and Chief Financial Officer	July 2007 – Current
James A. Reinstein	Vice President, Sales & Marketing and General Manager, International	August 2007 – Current
Randal L. Simpson	Vice President, Operations Vice President, Quality Vice President, Research & Development	October 2003 – Current July 2007 – May 2008 August 2007 – Current
David S. Wise	Vice President and General Counsel Secretary	September 2003 – Current November 2003 – Current
Former Officers:
Reese S. Terry, Jr. (1)	Interim Chief Executive Officer	November 2006 – May 2007
John A. Riccardi (2)	Interim Chief Financial Officer	November 2006 – May 2007
_________________

(1)	Mr. Terry resigned as Interim Chief Executive Officer on May 1, 2007, but continued to serve as an interim officer until May 15, 2007.
(2)	Mr. Riccardi resigned as Interim Chief Financial Officer on May 11, 2007.

Role of the Committee, its Consultant and Management

On behalf of our Board, the Committee reviews, evaluates and approves all compensation for our executive officers, including our compensation philosophy, policies and plans.  Our Chief Executive Officer and our Vice President, Human Resources also play important roles in the executive compensation process; however, all final decisions regarding executive compensation remain with the Committee.  The Committee also obtains compensation data, as it deems appropriate, from an independent compensation consultant engaged directly by the Committee.  At the end of fiscal 2007, the Committee engaged the services of Pearl Meyer & Partners, an executive compensation consulting firm that has access to national compensation surveys, as well as our compensation information, to assist the Committee in determining the form and amount of executive compensation.  For additional information regarding the Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the role of the Committee’s consultant and management in the process, see “Corporate Governance — Committees of Our Board — Compensation Committee” above.

Objectives of Our Executive Compensation Program

General

We have developed an executive compensation program that is designed (1) to recruit and retain key executive officers responsible for our success and (2) to motivate management to enhance long-term stockholder value.  To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•	providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled executive officers who are key to our long-term success;

•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our executive officers; and

•	balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.

Providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled executive officers who are key to our long-term success.  We have designed multiple pay and reward vehicles that work together to achieve our overall compensation objectives.  These vehicles deliver a competitive package that focuses on rewarding performance and retaining talent.  We use a benchmarking approach, described in more detail below, to set and evaluate the competitiveness of each executive officer’s base salary, annual bonus and equity compensation.

Rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our executive officers.  Our executive compensation program is designed so that a substantial portion of an executive officer’s compensation is based on performance – primarily the achievement of financial goals and individual performance objectives.  The emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests.  Individual compensation targets and performance objectives are established based on our philosophy that the components of our compensation program should work as an integrated package to deliver above-market pay only for excellent performance.

Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.  Our success depends upon our executive officers focusing on the critical strategic and tactical objectives that lead to company success, which helps to ensure the alignment of our compensation program to the interests of our stockholders.  Therefore, performance objectives have been developed to align executive compensation with our business objectives.  This philosophy cascades throughout our compensation programs for all employees.  The design of the program, the selected performance objectives and the timing of awards and payouts are all geared to drive business performance and increase stockholder returns.

The Committee has established a number of tools to assist it in ensuring that our executive compensation program supports these objectives and our company culture.  Certain of the tools include competitive benchmarking and tally sheets, both of which are described in more detail below.

Competitive Benchmarking

From time to time, the Committee compares the pay practices for our executive officers against other companies to assist it in the review and comparison of certain elements of compensation for our executive officers.  While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice of reviewing comparative compensation data is useful for two reasons: (1) our compensation practices must be competitive in the marketplace in order to attract and retain executive officers with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders; and (2) marketplace information is one of the many factors considered in assessing the reasonableness of our executive compensation program.  Accordingly, the Committee compares the compensation levels for our executive officers with those of comparable companies identified by a compensation consultant.

Fiscal 2008.  At the end of fiscal 2007, the Committee engaged a compensation consultant, Pearl Meyer & Partners, to identify a peer group of companies for compensation analysis.  Pearl Meyer & Partners initially identified a pool of 109 potential peer companies within the healthcare equipment and supplies and electromedical apparatus industries with:

•	revenues during the four most recently reported fiscal quarters between $30.0 million and $495.0 million (one-fourth to four times our revenues) as of April 2007, and

•	market capitalization between $120.0 million and $1,850.0 million (one-fourth to four times our market capitalization) as of April 2007.

From the pool of 109 potential peer companies, a peer group of 15 companies was selected based on their similarity to us with respect to three primary criteria:  products and services offered, revenues and market capitalization.  Accordingly, our peer companies for fiscal 2008 (“Peer Companies”) included the following:

Abiomed, Inc.*	Datascope Corp.*	Synovis Life Tech, Inc.
Angiodynamics, Inc.*	Haemonetics Corp.	Thoratec Corp.*
Arrow International, Inc.	Micrus Endovascular Corp.*	VNUS Medial Technologies Corp.*
Arthrocare Corp.*	Possis Medical, Inc.	Wright Medical Group, Inc.*
Cardiac Science Corp.	The Spectranetics Corp.*	Zoll Medical Corp.

The Committee asked Pearl Meyer & Partners to select the Peer Companies without soliciting information from us.  Despite this independence, Pearl Meyer & Partners selected as Peer Companies nine of the 14 companies (indentified above by asterisk) to which we regularly compare our financial performance.  Pearl Meyer & Partners combined the Peer Company data with compensation data from a broader survey group compiled from multiple sources, which included the 2006 Presidio Pay Advisors’ Executive Compensation in the Biopharmaceutical Industry survey and one confidential source.  The companies contained in the Presidio Pay Advisors’ survey historically have higher compensation than medical device companies.  Accordingly, Pearl Meyer & Partners discounted the Presidio data and combined it with the Peer Company data to produce a composite index for purposes of comparing our compensation data (the “Composite Survey”).

The Committee used the Composite Survey to benchmark (1) base salary, (2) target total cash compensation (base salary plus target annual bonus), (3) actual total cash compensation (base salary plus last actual paid bonus), (4) actual equity compensation (Black-Scholes value of stock options and fair market value of shares awarded) and (5) actual total direct compensation (actual total cash compensation plus actual equity compensation) for each of our executive officers, other than our Chief Executive Officer, who was hired from outside the company in May 2007.  Because data from the Peer Companies included only three instances in which the company hired a new chief executive officer from outside the company, Pearl Meyer & Partners expanded the Peer Companies to include all companies in our Global Industry Classification Standard Code:  351010 (Health Care Equipment & Supplies).  This resulted in compensation data on 15 chief executive officers hired from outside the company (the “CEO Survey”).  The Committee used compensation data from the CEO Survey to benchmark the base salary, target annual bonus, sign-on bonus and equity compensation offered to our Chief Executive Officer.

Fiscal 2009.  The Committee decided not to engage a compensation consultant to assist in its compensation decisions at the end of fiscal 2008 and outset of fiscal 2009.  Instead, the Committee adjusted the Composite Survey data by a positive 4.14% to account for estimated increases in the compensation of executive officers in the Composite Survey (the “Adjusted Composite Survey”).  The amount of the adjustment was determined by taking the average of three sources for the estimated increase in executive compensation during calendar year 2008 as shown below.

Compensation Survey Source	Estimated 2008 Increase

Culpepper and Associates, Inc.	4.10%
SIRS Benchmark Survey	4.43%
Society for Human Resource Management	3.90%
Average	4.14%

Tally Sheets

The Committee instituted the practice of using tally sheets when reviewing the compensation packages for our executive officers commencing with compensation decisions made at the end of fiscal 2008. The tally sheets provide a summary of base salary, annual bonus and equity awards over the preceding five years, as well as estimated payouts under each executive officer’s severance agreement in the event of employment termination following a change in control, and under each executive officer’s employment agreement in two employment termination scenarios: (1) with cause and (2) without cause.

The tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other value an executive officer would receive in various termination-of-employment scenarios. As such, they enable the Committee to see and evaluate the full range of each executive officer’s compensation, understand the magnitude of potential payouts as a result of change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements and plans in light of “best practices” and emerging trends. The Committee considers the information provided through the tally sheets, along with company and individual executive officer performance, internal pay equity and benchmarking data in making its compensation decisions.

Elements of Our Fiscal 2008 Executive Compensation Program

Our executive compensation program consists of the following:

As further described below, the Committee uses benchmarking data to establish a target for the proportions of total direct compensation represented by total cash and long-term incentive compensation.  The Committee also uses benchmarking data to establish a target for the proportions of total cash compensation represented by base salary (fixed compensation) and annual bonus (performance-based or variable compensation).  From the target, the Committee adjusts each component appropriately, taking into consideration company and individual executive officer performance, as further described below.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year.  In addition to insuring that base salary levels are competitive with the market through the use of appropriate benchmarking data, we seek to maintain internal pay equity in the base salaries of our executive officers by aligning the salary for each position relative to salaries for other positions so that it accurately reflects each executive officer’s skills, responsibilities, experiences and contributions to our company.  In addition to these overarching considerations, annual salary adjustments are also based on many individual factors, including:

•	the responsibilities of the executive officer, including recent changes in those responsibilities;

•	the scope, level of expertise and experience required for the executive officer’s position;

•	the strategic impact of the executive officer’s position; and

•	the demonstrated individual performance and potential future contribution of the executive officer.

In addition to the individual factors listed above, the Committee considers our overall business performance, such as our earnings per share and annual revenues.  While these factors generally provide context for making salary decisions, base salary decisions do not depend on the attainment of specific goals or performance levels.  The Committee reviews base salaries at the beginning of the fiscal year, but does not necessarily adjust base salaries if the Committee believes that, in light of the foregoing considerations, no adjustment is appropriate at the time.

Fiscal 2008.  At the beginning of fiscal 2008, the Committee was considering changes to its overall compensation philosophy, including appropriate base salary benchmarking targets.  See the discussion below under “— Our Fiscal 2009 Executive Compensation Program” for additional information.  Although the Committee had not selected an appropriate benchmarking target, it compared executive officer salaries to the Composite Survey and decided that salary increases were appropriate for three executive officers.  For the reasons explained below, the Committee made the following adjustments to the base salaries of the following Named Executive Officers:

Executive Officer	Former Base Salary	New Base Salary	Percentage Increase

George E. Parker III	$196,650	$240,000	22.0%
Randal L. Simpson	$216,000	$220,000	1.8%
David S. Wise	$229,500	$240,000	4.6%

George E. Parker III.  Effective August 6, 2008, Mr. Parker resigned as our Interim Chief Operating Officer and assumed additional responsibilities as General Manager of our Depression Business Unit, in addition to his ongoing responsibilities as Vice President, Human Resources.  In addition to his base salary as Vice President, Human Resources, Mr. Parker received a supplemental bi-weekly payment at the annual rate of $100,000 per year for his role as Interim Chief Operating Officer.  Following Mr. Parker’s resignation as Interim Chief Operating Officer and assumption of responsibilities as General Manager, Depression Business Unit, the Committee determined that the supplemental bi-weekly payment should end and that Mr. Parker’s base salary should be increased from $196,650 to $240,000, which was above the 75th percentile in the Composite Survey for a vice president of human resources and below the 50th percentile in the Composite Survey for a chief operating officer.  In making this decision, the Committee considered the following:

•	At $196,650, Mr. Parker’s base salary was less than the salary at which he was hired in August 2003 due to his voluntary agreement to a 10% salary reduction in February 2006;

•
While Mr. Parker’s base salary of $196,650 ranked at the 55th percentile in the Composite Survey, his actual total direct compensation for the preceding fiscal year ranked below the 25th percentile in the Composite Survey, which is significantly below the Committee’s benchmark target of not less than the 50th percentile; and

•	Mr. Parker assumed new responsibilities as General Manager, Depression Business Unit.

Randal L. Simpson.  The Committee decided to increase Mr. Simpson’s base salary from $216,000 to $220,000, which was at the 60th percentile in the Composite Survey.

David S. Wise.  The Committee decided to increase Mr. Wise’s base salary from $229,500 to $240,000, which was at the 75th percentile in the Composite Survey.

Other Named Executive Officers.  The Committee did not increase the base salary of Mr. Moore, because Mr. Moore entered into a new employment agreement with our company fewer than 60 days before the Committee considered salary adjustments for fiscal 2008.  Neither Mr. Browne nor Mr. Reinstein was employed by our company at the time the Committee considered salary adjustments for fiscal 2008.  For additional information about our employment agreements with Messrs. Moore, Browne and Reinstein, see the discussion in “Executive Compensation — Summary Compensation Table — Salary (Column C).”  After resigning as interim officers in May 2007, Mr. Terry and Mr. Riccardi ceased employment with us.

Discretionary Cash Bonuses

The Committee occasionally awards discretionary cash bonuses to our executive officers for outstanding performance.  In fiscal 2008, the Committee approved a cash bonus of $20,000 for Mr. Simpson for his contributions to improvements in our Quality System and a favorable Quality System inspection by the FDA.

Annual Executive Bonus Program

The purpose of our annual executive bonus program is to motivate our executive officers to achieve, and reward the accomplishment of, our annual company and individual performance objectives.

Overview of Fiscal 2008 Executive Bonus Program.  Our philosophy is to target annual bonuses, which are based entirely on individual and company performance, at the 75th percentile of annual bonuses in the benchmarking data.  Our Chief Executive Officer’s employment agreement provides for a target annual bonus amount equal to 75% of his base salary.  Mr. Moore’s target annual bonus ranked between the 50th and 75th percentiles in the CEO Survey.  The employment agreements of our other Named Executive Officers provide for a target annual bonus amount equal to 50% of their base salaries.  This results in target annual bonus amounts at or near the 75th percentile in the Composite Survey.  Coupled with appropriate performance objectives, as described below, we believe that these target annual bonus amounts provide a strong incentive for our executive officers to achieve the performance objectives and increase stockholder value.  For fiscal 2008, the Committee adopted an Executive Bonus Program that specified the performance objectives against which all executive officers would be evaluated for funding of a bonus pool and for determining the amount of bonus payable to each executive officer.

Performance Objectives.  The Committee determined that annual bonuses were to be determined according to the following performance objectives:

•	achievement of an annual revenue plan target of $119,241,000 (which accounts for 25% of the target annual bonus amount);

•	achievement of a positive annual operating income plan target (excluding non-cash and special charges) in the amount of $8,000 (which accounts for 25% of the target annual bonus amount); and

•
achievement of individual performance objectives approved by the Chief Executive Officer, or in the case of the Chief Executive Officer, by the Committee (which accounts for 50% of the target annual bonus amount).

We selected revenue and operating income plan targets as the most appropriate objectives on which to base the bonus plan because they are financial metrics that we believe are widely used by investors and analysts to evaluate our corporate performance.  In addition, each executive officer can contribute directly and indirectly to both objectives, and bonuses are paid only to the extent that revenue and operating income plans, from which bonuses are funded, are met.  These targets were considered quite challenging at the time of their adoption, as they would require management to reverse a trend of declining sales in epilepsy while significantly reducing expenses.

We selected individual performance objectives that would enhance the short- and long-term growth of our business.  These include specific, objectively ascertainable performance objectives that varied among each executive officer, depending on the executive officer’s particular responsibilities, including performance objectives pertaining to:

•	achieving particular financial results, including positive cash flows from operations, operating profitability and GAAP earnings profitability;

•	achieving growth in our epilepsy sales;

•	developing and executing a strategy for our depression business;

•	developing and executing a plan for VNS indications other than epilepsy and depression;

•	improving our systems for compliance with FDA regulations;

•	developing and executing a strategy for improving investor relations; and

•	developing and executing a plan for employee team development.

Bonus Pool Funding.  The Committee determined that all executive officer bonuses will be paid from a bonus pool according to the following guidelines:

•
Individual bonuses may range from 0% to 200% of an executive officer’s target bonus amount, giving each executive officer the opportunity to underachieve or overachieve to the extent of his or her target bonus amount.

•	The sum of the bonuses actually paid to all executive officers may be less than, but cannot exceed, the amount in the bonus pool.

•
The bonus pool is funded based on the extent of achievement of company and individual performance objectives.  Thus, the amount accumulated in the bonus pool is equal to each executive officer’s target bonus amount multiplied by that executive officer’s percentage achievement of all performance objectives.

•	The Committee retains full discretion to disregard the guidelines and award annual bonuses in any amount or not award them at all.

With respect to the company performance objectives, the amount of each target bonus applied to the bonus pool is determined according to the following table:

Percent Achievement of Performance Objective	Percent of Target Bonus Funded

< 90%	0%
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
≥ 125%	150%

Thus, for example, if our revenues are 90% of the performance objective target, the percentage of each executive officer’s target annual bonus to be pooled for bonus consideration is shown in the table above as 50%.  Since our revenue plan target is 25% of the total annual bonus, the portion of each executive officer’s target annual bonus added to the bonus pool for this performance objective is 12.5% (50% x 25%).

With respect to individual performance objectives, the amount of each executive officer’s target annual bonus to be pooled for bonus consideration is determined by our Chief Executive Officer’s rating of achievement of individual performance objectives, subject to approval by the Committee.  Thus, for example, if an executive officer achieves 90% of the individual performance objectives, which represent 50% of the total bonus, then the portion of the executive officer’s target annual bonus added to the bonus pool for the individual performance objectives is 45% (90% x 50%).

The following table shows the achievement of performance objectives for fiscal 2008, representing the extent to which the executive officers’ target annual bonuses were pooled for actual bonus determination:

Performance Objective	Target Amount ($)	Overachievement Target Amount ($)(1)	Actual Amount ($)(2)	Percent Achievement (%)	Percent of Bonus Funded (%)

Revenue	119,241,000	135,072,000	121,230,000	100.00	25.00
Operating Income	8,000	3,988,000	6,448,000	161.68	37.50
_________________

(1)
Management’s revenue plan target for fiscal 2008 as presented to the Board in May 2007, less than 30 days after Mr. Moore commenced employment and prior to employment of Mr. Browne and Mr. Reinstein, was $135,072,000.  Management’s operating income plan target (excluding non-cash and special charges) for fiscal 2008 as presented to the Board in May 2007 was $3,988,000.  By the time the Committee approved the executive officer bonus plan for fiscal 2008 in September 2007, based on adverse business changes related to our declining sales in depression and a better understanding of the business by our new executive officers, management’s revenue plan target and operating income plan target (excluding non-cash and special charges) for fiscal 2008 were adjusted to $119,241,000 and $8,000, respectively.  When it approved the executive officer bonus plan, the Committee decided to use a revenue target plan of $119,241,000 and an operating income target plan of $8,000 for purposes of determining achievement of bonus pool funding up to 100% for these objectives and to use a revenue target plan of $135,072,000 and an operating income plan target of $3,988,000 for purposes of determining over-achievement of bonus pool funding for these objectives.  Based on this determination, there would be no overachievement of the revenue plan target unless our revenues exceeded $135,072,000 for fiscal 2008 and no overachievement of the operating income plan target unless our operating income (excluding non-cash and special charges) exceeded $3,988,000.

(2)	The Actual Amount shown in the table for operating income is a non-GAAP amount that exceeds the operating income reported in our financial statements for fiscal 2008.

The following table shows the achievement of the individual performance objectives for fiscal 2008 and the corresponding percentage of each Named Executive Officer’s target bonus amount pooled:

Named Executive Officer	Target for Individual Objectives (%)	Achievement of Individual Objectives (%)	Annual Bonus Funded (%)

Daniel J. Moore	100	105.00	52.50
Reese S. Terry, Jr. (1)	—	—	—
George E. Parker III	100	93.00	46.50
Gregory H. Browne	100	105.50	52.75
John A. Riccardi (1)	—	—	—
James A. Reinstein	100	109.66	54.83
Randal L. Simpson	100	96.26	48.13
David S. Wise	100	106.00	53.00
_________________

(1)	Messrs. Riccardi and Terry ceased employment with us after their resignations as interim officers in May 2007. Accordingly, no contributions were made to the bonus pool for Messrs. Terry and Riccardi.

Bonus Determinations.  After the end of fiscal 2008, our Chief Executive Officer prepared a written report describing his recommendations to the Committee for bonus amounts for each executive officer, including spreadsheets reflecting the bonus pool amounts funded.  Our Chief Executive Officer also prepared a written self-evaluation of his performance for the Committee.  In addition, the Committee received tally sheets reflecting current and historical summaries of all forms of compensation received by each executive officer.  Based on this information, the Committee awarded the following annual bonus amounts for fiscal 2008:

Named Executive Officer	Target Amount of 2008 Annual Bonus (1) ($)	2008 Annual Bonus Adjusted for Achievement Factors ($)	Final 2008 Annual Bonus Amounts (2) ($)
Daniel J. Moore	337,500	388,125	450,000
Reese S. Terry, Jr. (3)	—	—	—
George E. Parker III	129,805	141,487	134,413
Gregory H. Browne	109,975	126,746	136,746
John A. Riccardi (3)	—	—	—
James A. Reinstein	108,750	127,600	137,600
Randal L. Simpson	120,000	132,750	126,113
David S. Wise	127,500	147,263	157,263
_________________

(1)
For Mr. Moore, the target bonus amount is 75% of his base salary.  For all other executive officers, the target bonus amount is 50% of their base salary. For Messrs. Parker, Simpson and Wise, the base salary used to determine the target bonus amount is the greater of their base salary prior to their voluntary salary reductions in February 2006 ($218,500, $240,000 and $255,000, respectively) or the amount of salary actually received in fiscal 2008.  For this reason, Mr. Parker’s target bonus amount includes 50% of both his base salary and amounts he was paid for service during fiscal 2008 as our Interim Chief Operating Officer.  For Messrs. Browne and Reinstein, the target bonus amount was prorated for the period of time they were actually employed during fiscal 2008.

(2)
For the reasons explained below, the Committee increased Mr. Moore’s final 2008 bonus amount to $450,000.  For the other Named Executive Officers, the Committee determined the final 2008 bonus amounts by adjusting the Bonus Adjusted for Achievement Factors based on each executive officer’s performance.  The Committee had available and used for the purpose of increasing bonuses to some executive officers additional amounts contributed to the bonus pool on behalf of Richard L. Rudolph, Vice President, Clinical & Medical Affairs, who resigned from his position as an executive officer on February 1, 2008.

(3)	Messrs. Terry and Riccardi did not continue to be employed by us after their resignations as interim officers in May 2007. Accordingly, no bonuses were awarded Messrs. Terry and Riccardi.

Daniel J. Moore.  Mr. Moore quickly learned our business, recruited Mr. Browne and Mr. Reinstein, re-focused our company’s attention on its core epilepsy business, initiated a number of new management processes, including critical processes for improving our products and their quality, and led us to steady improvements in profitability in fiscal 2008.  The Committee exercised its discretion to increase Mr. Moore’s annual bonus to 100% of his annual base salary.

Gregory H. Browne.  After commencing employment in July 2008, Mr. Browne immediately began implementing significant reductions in our expenses, improving our forecasting ability, and improving our relationship with investors and analysts.  He led the strategic planning process to separate our depression business from our epilepsy business and contributed significantly to our turnaround on profitability.

George E. Parker III.  Mr. Parker is an integral member of our executive management, serving in two roles at the present time.  He also served as interim Chief Operating Officer in the latter half of fiscal 2007 and first quarter of fiscal 2008.  Throughout fiscal 2008, our depression sales continued to decline more than we had expected; however, we consciously reduced our commitment of resources to the depression business in light of its unprofitability due to the absence of reimbursement coverage.  In his Human Resources role, Mr. Parker successfully initiated and executed a number of projects to improve our employees’ perception of our company during fiscal 2008.

James A. Reinstein.  After commencing employment in August 2008, Mr. Reinstein quickly assessed the strengths and weaknesses of our U.S. and international sales models and our personnel and promptly made appropriate changes that facilitated our ability to grow our epilepsy business.

Randal L. Simpson.  In fiscal 2008, Mr. Simpson assumed the additional responsibility for our Quality and R&D teams.  In his Operations role, Mr. Simpson successfully scaled up the manufacturing line for our new Demipulse generator.  He led our Quality team to a number of significant Quality System enhancements, and our R&D team initiated several new projects this past year.

David S. Wise.  During fiscal 2008, Mr. Wise managed the successful resolution of several major lawsuits pending against our company, including the stockholder derivative litigation and the convertible note litigation, reducing fiscal 2008 legal expenses and recovering insurance proceeds.  He also oversaw the successful dismissal of the putative securities class action lawsuit and led our Business Development function.

Equity Awards

Our equity awards program is designed to give our executive officers a longer-term stake in our company, act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases.  In addition, the Committee occasionally grants equity awards in recognition of outstanding service to our company.  During fiscal 2005, the Committee began to emphasize equity awards in the form of restricted stock as opposed to stock options.  Restricted stock awards reduce stockholder dilution, conserve shares available under our stock plans and provide value to an employee during periods of stock price volatility.  For fiscal 2008, our equity awards were exclusively in the form of restricted stock.

Because equity awards are intended to facilitate retention, the restrictions relating to the awards typically lapse over a four-year or a five-year period. Vesting provisions are based on the passage of time or the achievement of certain performance objectives, and unvested shares are forfeited upon termination of employment or failure to achieve the performance objectives, except as otherwise provided in an employment agreement or severance agreement.

For fiscal 2008, our philosophy was to grant our executive officers (other than Mr. Moore) restricted stock approximating $200,000 in value on the date of the grant (approximating the 50th percentile in the Composite Survey), subject to the Committee’s discretion to increase or decrease the number of shares granted based on past and potential future performance of the individual executive officer.  The Committee believed that awards of this magnitude are competitive and provide a strong incentive to motivate and retain our executive officers.  Mr. Moore’s Employment Agreement, as described below, specified his restricted stock awards.

June 2007 Equity Awards.  The Committee granted the following equity awards on the first quarter grant date in June 2007.

Named Executive Officer	Bonus Shares (#)	Shares of Restricted Stock (1) (#)
Daniel J. Moore (2)	25,000	100,000
Reese S. Terry, Jr. (3)	—	8,600
George E. Parker III (4)	—	13,000
Gregory H. Browne (5)	—	—
John A. Riccardi (6)	—	—
James A. Reinstein (5)	—	—
Randal L. Simpson (4)	—	11,000
David S. Wise (4)	—	15,000
_________________

(1)	The shares in each restricted stock award vest at the rate of 25% on each of the first four anniversaries of the grant date.
(2)	The Committee granted Mr. Moore 25,000 shares of our common stock without restriction and 100,000 restricted shares as provided in his Employment Agreement dated April 26, 2007.
(3)
Mr. Terry ceased employment with us after his resignation as an interim officer in May 2007; however, the Board granted him two equity awards of 4,300 restricted shares each in June 2007 as part of his Board compensation.  The shares in one grant vest at the rate of 25% on each of the first four anniversaries of the grant date.  The shares in the other grant vest at the rate of 25% on July 18, 2007 and 25% on each of the first three anniversaries of the grant date.

(4)
The Committee approved equity awards to Messrs. Parker, Simpson and Wise based on the Committee’s desire to provide a long-term employment incentive and based on its recognition that no shares were granted in the prior fiscal year.

(5)	Mr. Browne and Mr. Reinstein commenced employment after June 2007.
(6)	Mr. Riccardi ceased employment with us after his resignation as an interim officer in May 2007. Accordingly, no equity award was made to Mr. Riccardi.

July 2007 Equity Award.  The Committee approved an equity award of 30,000 shares of restricted stock to Mr. Browne in July 2007 as provided in his Employment Agreement dated July 9, 2007.  The shares vest at the rate of 25% on each of the first four anniversaries of the grant date.

August 2007 Equity Award.  The Committee approved an equity award of 50,000 restricted shares of our common stock to Mr. Reinstein in August 2007 as provided in his Employment Agreement dated August 1, 2007.  The shares vest at the rate of 25% on each of the first four anniversaries of the grant date.

September 2007 Equity Awards.  The Committee approved the following equity awards of restricted shares of our common stock on the second quarter grant date in September 2007:

•
125,000 shares to Mr. Moore as provided in his Employment Agreement dated April 26, 2007, such shares to vest according to the performance objectives described in “Executive Compensation — Summary Compensation — Stock Awards (Column E)”;

•
30,000 shares to Mr. Browne as provided in his Employment Agreement dated July 9, 2007, such shares to vest according to the performance objectives described in “Executive Compensation — Summary Compensation — Stock Awards (Column E)”; and

•
50,000 shares to Mr. Reinstein as provided in his Employment Agreement dated August 1, 2007, such shares to vest according to the performance objectives described in “Executive Compensation — Summary Compensation — Stock Awards (Column E).”

Severance Benefits

 Change in Control Benefits.  An acquisition in our industry can take six months or more to complete, and during that time it is critical that we have stability in our leadership.  If we are in the process of being acquired, our executive officers may have concerns about their employment with the acquiring company.  Accordingly, we have provided each of our executive officers with change in control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. The change in control benefits for each executive officer (other than Mr. Moore) are set forth in separate severance agreements for each executive officer, which are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause

or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangements with Our Other Named Executive Officers.”  Mr. Moore’s change in control benefits are covered in his employment agreement, which is discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore.”

Other Termination Payments. Our offices in south Texas are located relatively distant from locales with large clusters of medical device companies from which we recruit talented executive officers.  As a consequence, we find it necessary to offer a termination benefit as an incentive for our executive officers to relocate to south Texas.  Each of our executive officers (other than Mr. Moore) has an employment agreement with the same termination benefit, as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangements with Our Other Named Executive Officers.”  Mr. Moore’s Employment Agreement also includes a termination benefit, as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Mr. Moore.”

Equity-Based Plans.  The terms of our equity incentive plans typically permit accelerated vesting of any unvested grants of stock options upon the executive officer’s death or disability (as defined in the plans) or upon a change in control of our company (as defined in the plans).  Our agreements awarding restricted stock to directors, executive officers and employees typically include similar provisions.  The Committee believes that provisions of this nature are necessary for us to offer competitive compensation and attract the talent required to build a successful business.

Other Benefits

In addition to base salaries, annual bonuses, equity awards and severance benefits, we provide other forms of compensation.  Except as otherwise indicated, these benefits are available to all employees, including our executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and secure the continued employment of current employees.

•
401(k) Savings Plan.  We have a defined contribution profit sharing/401(k) plan, the Cyberonics 401(k) Retirement Plan, which is designed to assist our executive officers and employees in providing for their retirement.  We match the contributions of our employees to the plan, in cash, at the rate of 50% of up to 6% of an employee’s wages or salary.  Our matching contribution vests 20% per year for the first five years of a participant’s employment.  An employee who commences participation after the fifth year of employment will be fully vested in our matching contribution.

•
Health and Welfare Benefits.  Our employees, including our executive officers, are eligible to participate in medical, dental, vision, disability insurance, life insurance and flexible healthcare and dependant care spending accounts to meet their health and welfare needs.  These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.  This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all employees.

•
Internal Revenue Code Section 409A Bonuses.  In fiscal 2008, we paid a bonus to Randal L. Simpson in exchange for his agreement to amend the terms of certain stock options determined by our Audit Committee to have been granted with an exercise price that was less than the fair market value of our stock on the date of grant.  See the discussion below at “Executive Compensation — Summary Compensation — Bonus (Column D).”

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and for that reason, we provide only limited other personal benefits, such as group term life insurance.  In fiscal 2008, as required by his employment agreement, we paid Mr. Moore’s attorney’s fees in connection with the negotiation of that agreement.  This benefit was negotiated by Mr. Moore in connection with his agreement to become our Chief Executive Officer.  In addition, we reimburse our newly hired employees, including our executive officers, for their expenses related to relocation to Houston, Texas, including travel expenses related to a search for housing, moving expenses and closing costs related to selling a residence.  See “Executive Compensation — Summary Compensation — All Other Compensation (Column H)” for the amounts paid as perquisite and other personal benefits during fiscal 2008.

Our Fiscal 2009 Executive Compensation Program

Commencing in the latter half of fiscal 2007 and continuing through the first half of fiscal 2008, we experienced major changes in the management of our company, including four new Board members, a new Chairman, a new Chief Executive Officer and a new Chief Financial Officer.  These management changes led to changes in the philosophy underlying our executive compensation program.  In particular, the Committee believes that base salaries should be targeted at the 50th percentile among the compensation benchmarking data, while incentive compensation (annual bonuses and equity awards) should be targeted at the 75th percentile.  The Committee also believes that all elements of our executive compensation program should be linked to individual and company performance.  This practice insures that our company offers a competitive salary and an attractive incentive opportunity, which, by placing a greater emphasis on incentive compensation, we believe better aligns our executive compensation program with stockholder interests.  The Committee believes that full implementation of its new compensation philosophy may require several fiscal years to insure a smooth transition for those executive officers whose compensation is out of alignment with the Committee’s objectives.

Fiscal 2009 Base Salaries.

Our philosophy is to target base salaries at approximately the 50th percentile of salaries in the Adjusted Composite Survey.  Executive officers whose individual performance consistently exceeds expectations can be rewarded with a base salary in the range between the 55th and 70th percentile.  Executive officers whose individual performance is consistently outstanding can be rewarded with a base salary at the 75th percentile.  This approach insures that the base salary for our executive officers is competitive and allows the flexibility to provide a base salary higher than the 50th percentile in appropriate circumstances.

The Committee made the following adjustments to the base salaries of our Named Executive Officers for fiscal 2009:

Executive Officer	Former Base Salary ($)	New Base Salary ($)	Percentage Increase (%)	Percentile from Adjusted Composite Survey

Daniel J. Moore	450,000	480,000	6.67	(1)
Reese S. Terry, Jr. (2)	—	—	—	—
George E. Parker III	240,000	240,000	0.00	(3)
Gregory H. Browne	265,000	278,250	5.00	60th
John A. Riccardi (2)	—	—	—	—
James A. Reinstein	290,000	300,150	3.50	(4)
Randal L. Simpson	220,000	240,000	9.09	70th
David S. Wise	240,000	255,000	6.25	75th
_________________

(1)
The Adjusted Composite Survey does not include compensation data for the position of Chief Executive Officer.  Among the 15 Peer Companies, after applying the 2009 adjustment factor of 4.14%, Mr. Moore’s salary is above the 75th percentile.  In connection with the negotiation of Mr. Moore’s employment agreement in April 2007, in addition to the other data provided by its compensation consultant, the Committee requested compensation data for a peer group of seven medical technology companies (Aspect Medical Systems Inc., Biosite Inc., Cytyc Corp., Ev3 Inc., Integra Lifesciences Holdings Corp., Medical Action Industries Inc. and Merit Medical Systems Inc.) with revenues between $90.0 million and $600.0 million. After applying the fiscal 2009 adjustment factor of 4.14%, Mr. Moore’s new base salary is below the 50th percentile in this separate peer group.

(2)	Messrs. Terry and Riccardi ceased employment with us after their resignations as interim officers in May 2007.

(3)
The Adjusted Composite Survey does not include compensation data for the combined positions of Vice President, Human Resources and General Manager, Depression Business Unit.  Mr. Parker’s current base salary is at 75th percentile for the position of Vice President, Human Resources and below the 50th percentile for a Chief Operating Officer in the Adjusted Composite Survey.

(4)
The Adjusted Composite Survey does not include compensation data for the position of Vice President, Sales and Marketing and General Manager, International.  Mr. Reinstein’s new base salary is above the 75th percentile for a Vice President, Marketing and below the 50th percentile for a Chief Operating Officer in the Adjusted Composite Survey.

Fiscal 2009 Executive Bonus Program.

The Fiscal 2009 Executive Bonus Program will be the same as the Fiscal 2008 Executive Bonus Program with the following changes to the performance objectives:

•	achievement of a revised annual revenue plan target (which accounts for 25% of the target annual bonus amount);

•	achievement of a revised annual operating income plan target (which accounts for 25% of the target annual bonus amount);

•
achievement of performance objectives common to the executive management team (which accounts for 50% of the target bonus amount for Mr. Moore and 25% of the target annual bonus amount for executive officers other than Mr. Moore); and

•	achievement of individual performance objectives approved by the Chief Executive Officer (which accounts for 25% of the target annual bonus amount for executive officers other than Mr. Moore).

Fiscal 2009 Equity Awards.

The Committee believes that long-term incentive equity awards should be a mixture of restricted stock and options, giving our executive officers the benefits of both forms of incentive compensation.  The Committee selects as the target value for equity awards the 75th percentile in the Composite Survey and then awards restricted stock and options in that target amount on the annual grant date, subject to the Committee’s discretion to increase the award based on past and anticipated future performance or to decrease the award based on past performance or in connection with considerations pertaining to the Board’s stock ownership guidelines, as described below under “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions.”

On June 16, 2008, the Committee approved the equity awards listed below.  Stock option awards vest at the rate of 25% on each of the first four anniversaries of the grant date, and restricted stock awards vest in full on the third anniversary of the grant date.

Named Executive Officer	Option Shares Granted for Fiscal 2009 (#)	Shares of Restricted Stock Granted for Fiscal 2009 (#)
Daniel J. Moore	75,000	25,000
Reese S. Terry, Jr. (1)	—	—
George E. Parker III	18,567	6,189
Gregory H. Browne	25,914	8,638
John A. Riccardi (1)	—	—
James A. Reinstein	23,595	7,865
Randal L. Simpson	18,567	6,189
David S. Wise	21,273	7,091
_________________

(1)	Messrs. Terry and Riccardi ceased employment with us after their resignations as interim officers in May 2007.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Our Board adopted stock ownership guidelines for our directors and executive officers in February 2008.  At the end of a five-year phase-in period and on the last day of each fiscal year thereafter, the market value of our equity held by an executive officer or director is encouraged to be at least:

•	Five times the base salary for the Chief Executive Officer;

•	Three times the base salary for all executive officers, other than the Chief Executive Officer; and

•	Five times the yearly cash retainer for all non-employee directors.

Equity ownership used to determine the market value held by an individual includes our common stock, one-half of unvested restricted shares of our common stock and the value of vested but unexercised stock options (stock market value minus exercise price minus estimated tax expense at 30%).

In the alternative, an individual will be in compliance with the guidelines by holding a number of shares of our common stock equal to the sum of:

•	50% of all restricted shares granted to the individual in the preceding fiscal year; and

•	50% of all stock options exercised in the preceding fiscal year.

Compliance with our stock ownership guidelines is voluntary; however, an individual’s failure to comply with the guidelines is a factor that may be considered by the Committee in connection with the award of future equity awards to the individual.

Our Insider Trading Policy prohibits our executive officers from entering into certain types of derivative transactions related to our common stock.  We will continue periodically to review best practices and to re-evaluate our position with respect to hedging prohibitions.

Tax Deductions for Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.”  In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders.  Our Board has not yet adopted a policy with respect to the limitation under Section 162(m).

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards Board No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”).  Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).  If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved.

In connection with its approval of stock-based awards, the Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Committee’s compensation decisions.

Equity Awards – Historical Practices and New Policy

In November 2006, our Board adopted a policy regarding equity awards to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans.  The Equity Incentives Grant Policy, which was amended in May 2007 and again in August 2007 to further strengthen company controls, requires that the Committee approve all equity incentive awards, other than awards to our Board, on the effective date of the grant.  In addition, the policy establishes one predefined date during each fiscal quarter when equity incentive awards may be made by the Committee.  Awards to Board members may be made only on the predefined grant date in the first fiscal quarter.  Awards provided in an employment agreement, which typically are deemed to have been granted once the Committee approves the terms of the award and the employee executes the agreement and commences employment, represent an exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 25, 2008.

Respectfully submitted by the Compensation Committee of the Board of Directors of Cyberonics, Inc.,

Arthur L. Rosenthal, Ph.D. (Chairman)
Alan J. Olsen
Michael J. Strauss, M.D., M.P.H.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.  Please see “Information about our Executive Officers” and “Compensation Discussion and Analysis — Overview of Our Executive Compensation Program” for a list of our current executive officers.

Summary Compensation Table for Year Ended April 25, 2008

A Name and Principal Position	B Year	C Salary ($)	D Bonus ($)	E Stock Awards ($)	F Option Awards ($)	G Non-Equity Incentive Plan Compensation ($)	H All Other Compensation ($)	I Total ($)

Daniel J. Moore President and Chief Executive Officer	2008	448,269	—	1,677,922	—	450,000	87,841	2,664,032

Reese S. Terry, Jr. Former Interim Chief Executive Officer	2008	13,846	—	87,130	49,065	—	99,670	249,710
	2007	132,692	—	36,589	101,838	—	72,850	343,968

George E. Parker III Vice President, Human Resources; General Manager, Depression Business Unit; Former Interim Chief Operating Officer; Former Interim Principal Accounting Officer	2008	259,609	—	85,134	623,052	134,413	4,254	1,106,462
	2007	240,881	6,600	36,589	623,070	65,700	9,123	981,964

Gregory H. Browne Vice President, Finance and Chief Financial Officer	2008	214,039	—	254,816	—	136,746	5,046	610,647

John A. Riccardi Former Interim Chief Financial Officer	2008	9,607	—	—	—	—	39,197	48,804
	2007	193,085	—	—	90,071	43,512	9,540	336,208

James A. Reinstein Vice President, Sales & Marketing and General Manager, International	2008	215,269	—	379,058	—	137,600	99,894	831,821

Randal L. Simpson Vice President, Operations and R&D	2008	220,000	74,690	114,263	435,860	126,113	7,030	977,956
	2007	216,000	28,936	73,178	488,585	106,936	8,227	921,861

David S. Wise Vice President, General Counsel and Secretary	2008	240,000	—	144,194	722,802	157,263	3,293	1,267,552
	2007	229,500	50,500	75,670	722,824	63,800	9,398	1,151,692

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Each of our current Named Executive Officers has entered into an employment agreement that provides for payment of the executive officer’s base salary.

Employment Arrangement with Daniel J. Moore.

On April 26, 2007, we entered into an employment agreement with Daniel J. Moore appointing Mr. Moore as our President and Chief Executive Officer effective May 1, 2007.  Pursuant to his employment agreement, which has a term of four years and renews annually thereafter unless terminated on notice by Mr. Moore or us, Mr. Moore received a sign-on bonus of $125,000 and is entitled to receive an annual salary of $450,000, which may be increased as determined by the Compensation Committee, but not decreased. In addition, he is eligible to receive an annual bonus, the target amount for which is 75% of his annual salary, at the end of each fiscal year subject to his achievement of certain objectives set by the Compensation Committee at the outset of each fiscal year.  The agreement also provides for Mr. Moore to receive compensation in the form of three grants of our common stock totaling 250,000 shares, including (1) a grant of 25,000 bonus shares, which were issued on June 18, 2007, the quarterly grant date under our Equity Incentives Grant Policy (the “Grant Date”) immediately following the effective date of the agreement, (2) 100,000 shares of restricted stock issued on the Grant Date and vesting at the rate of 25,000 shares on each of the first four anniversaries of May 1, 2007 and (3) 125,000 shares of restricted stock issued on September 10, 2007 subject to vesting according to the achievement of certain performance objectives.  For a discussion of the performance objectives, see “Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards — September 2007 Equity Awards.”

Mr. Moore’s employment agreement also includes provisions pertaining to severance and change of control benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore” and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Mr. Moore.”

Employment Arrangement with Reese S. Terry, Jr.

In connection with the resignation of Robert P. Cummins, our former Chief Executive Officer, on November 17, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer while it conducted a search for a new Chief Executive Officer.  In December 2006, the Compensation Committee determined that, effective as of November 19, 2006, Mr. Terry would receive a salary at the annual rate of $300,000 per year while he continued to serve as an interim officer of our company.

Mr. Terry resigned as our Interim Chief Executive Officer effective May 1, 2007 in connection with our Board’s appointment of Mr. Daniel J. Moore as President and Chief Executive Officer.  However, Mr. Terry continued to serve as an interim officer of our company through May 15, 2007 to assist in transitioning his responsibilities to Mr. Moore, after which he resigned as an executive officer of our company.

Employment Arrangement with George E. Parker III.

In July 2003, we entered into an employment agreement with Mr. Parker, pursuant to which Mr. Parker continues to serve as our Vice President, Human Resources.  Pursuant to the terms of the employment agreement, Mr. Parker agreed to devote his full business time, attention and energies to our business in exchange for a specified compensation, including an annual base salary of $218,500, which Mr. Parker voluntarily reduced by 10% to $196,650 in February 2006, eligibility to participate in our annual executive bonus program (with a target bonus of 50% of his annual base salary), including potential overachievement of his target bonus amount as determined by the Compensation Committee, eligibility for equity grants at the discretion of the Compensation Committee and general welfare benefits.  Mr. Parker’s employment agreement also provides for a severance payment if we terminate him without cause or he terminates his employment for a good reason.  See the discussion of this provision below at “Executive Compensation — Potential Payments Upon Termination or

Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Our Other Named Executive Officers.”  In June 2006, we renewed the employment agreement for a three-year term.  The employment agreement terminates on June 1, 2009.

In connection with the resignations of Mr. Cummins on November 17, 2006 and Pamela B. Westbrook, our former Chief Financial Officer, on November 19, 2006, our Board appointed Mr. Parker as Interim Chief Operating Officer.  In December 2006, the Compensation Committee determined that, effective as of November 19, 2006, Mr. Parker would receive, in addition to his base salary of $196,650, a supplemental bi-weekly payment at the annual rate of $100,000 while he continued to serve as our Interim Chief Operating Officer.  This supplemental payment was included with Mr. Parker’s base salary for purposes of calculating his bonus under our annual executive bonus program.  Mr. Parker was eligible to receive an annual bonus of up to 50% of his total salary and an annual overachievement bonus in an amount determined by the Compensation Committee.  On June 11, 2007, our Board appointed Mr. Parker as Interim Principal Accounting Officer, pursuant to which he served without additional compensation until the appointment of Gregory H. Browne on July 9, 2007.  Effective August 6, 2007, Mr. Parker resigned as our Interim Chief Operating Officer and assumed new responsibilities as our General Manager, Depression Business Unit, leading a business unit dedicated to the opportunity for VNS Therapy in the treatment-resistant depression indication.  On August 28, 2007, the Compensation Committee determined that, effective September 1, 2007, Mr. Parker would no longer receive the supplemental bi-weekly payment at the annual rate of $100,000, which he had received since November 2006 in connection with his former position as Interim Chief Operating Officer, and his annual base salary would be adjusted to $240,000 in connection with his assumption of increased responsibilities as General Manager, Depression Business Unit.

Employment Arrangement with Gregory H. Browne.

On July 9, 2007, we entered into an employment agreement with Mr. Browne, appointing him as our Vice President, Finance and Chief Financial Officer effective immediately.  The employment agreement is effective through June 1, 2009, and the terms of the employment agreement are otherwise the same as the terms of our employment agreement with Mr. Parker, except that the agreement provides that Mr. Browne’s annual base salary is $265,000.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with George E. Parker III” above.

Employment Arrangement with John A. Riccardi.

In connection with the resignation of Ms. Westbrook on November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer while it conducted a search for a new Chief Financial Officer.  In December 2006, the Committee determined that, effective as of November 19, 2006, Mr. Riccardi would receive, in addition to his base salary of $149,784, a supplemental bi-weekly payment at the annual rate of $100,000 while he continued to serve as our Interim Chief Financial Officer.  This supplemental payment was included with Mr. Riccardi’s base salary for purposes of calculating his bonus under our corporate bonus program, pursuant to which Mr. Riccardi was eligible to receive a bonus of up to 30% of his total salary.  In addition, the Committee agreed to reimburse Mr. Riccardi for legal fees he incurred in connection with his assumption of his new responsibilities on behalf of us.

Effective May 11, 2007, Mr. Riccardi resigned his position as Interim Chief Financial Officer to pursue another opportunity.  In connection with his resignation, Mr. Riccardi entered into a Release Agreement with us pursuant to which Mr. Riccardi released us from all claims pertaining to his employment in exchange for (1) a payment from us in the amount of $14,526, representing the bonus he would have earned for the fourth fiscal quarter of fiscal 2007 had he remained in our employ through the date the bonus was paid, and (2) a waiver of his obligation to pay us $24,377, which Mr. Riccardi owed us under our Relocation Agreement dated October 26, 2005 with him as a consequence of his voluntary termination of employment within 24 months of the date of his employment.

Employment Arrangement with James A. Reinstein.

On August 1, 2007, we entered into an employment agreement with Mr. Reinstein, appointing him as our Vice President, Sales & Marketing and General Manager, International effective immediately.  The employment agreement is effective through June 1, 2009, and the terms of the employment agreement are otherwise the same as the terms of our employment agreement with Mr. Parker, except that the agreement provides that Mr. Reinstein’s annual base salary is $290,000.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with George E. Parker III” above.

Employment Arrangement with Randal L. Simpson.

In October 2003, we entered into an employment agreement with Mr. Simpson, pursuant to which Mr. Simpson continues to serve as our Vice President, Operations and Research & Development.  We renewed the employment agreement for a three-year term through June 1, 2009, and the terms of the employment agreement are otherwise the same as the terms of our employment agreement with Mr. Parker, except that the agreement provides that Mr. Simpson’s annual base salary is $240,000, which Mr. Simpson voluntarily reduced by 10% to $216,000 in February 2006.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with George E. Parker III” above.  Effective in February 2006, Mr. Simpson assumed responsibility for the portion of our Quality Department that investigates complaints and files reports regarding the same with the FDA.  Effective in July 2007, Mr. Simpson became our Vice President, Quality and Operations.  He continued to maintain full responsibility for Quality Department until May 2008.  Effective in August 2007, Mr. Simpson assumed responsibility for our Research and Development Department.  The Compensation Committee approved an increase in Mr. Simpson’s base salary to $220,000 effective on April 28, 2007.

Employment Arrangement with David S. Wise.

In September 2003, we entered into an employment agreement with Mr. Wise, pursuant to which Mr. Wise continues to serve as our Vice President, General Counsel and Secretary.  We renewed the employment agreement in June 2006 for a three-year term through June 1, 2009, and the terms of the employment agreement are otherwise the same as the terms of our employment agreement with Mr. Parker, except that the agreement provides that Mr. Wise’s annual base salary is $255,000, which Mr. Wise voluntarily reduced by 10% to $229,500 in February 2006.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with George E. Parker III” above.  The Compensation Committee approved an increase in Mr. Wise’s base salary to $240,000 effective on April 28, 2007.

Salary and Cash Incentive Awards in Proportion to Total Compensation.

The following table sets forth the percentage of each Named Executive Officer’s total fiscal 2008 compensation that we paid in the form of base salary and annual performance incentive awards.

Name	Percentage of Total Compensation (%)
Daniel J. Moore	33.9
Reese S. Terry, Jr.	5.5
George E. Parker III	35.6
Gregory H. Browne	57.4
John A. Riccardi	46.7
James A. Reinstein	42.4
Randal L. Simpson	43.0
David S. Wise	31.3

Bonus (Column D)

The amounts reported in Column D represent bonus awards to our Named Executive Officers other than annual awards under our Fiscal 2008 Executive Bonus Program, which are reported in Column G.

In December 2007, Mr. Simpson received a discretionary cash bonus of $20,000 for his leadership in connection with improvements to our Quality System.

In November 2006, the Audit Committee for our Board concluded its fiscal 2007 investigation of our stock option grants, practices and procedures, finding that certain stock options were granted at a discount to the fair market value on the measurement date.  In October 2007, Mr. Simpson agreed to amend his stock option agreements with respect to the two stock option awards listed in the table below to adjust the exercise price in exchange for a bonus payment of $45,849 payable in January 2008.

Grant Date	Option Shares Adjusted (#)	Original Exercise Price ($)	Adjusted Exercise Price ($)	Bonus Payment ($)
January 24, 2002	417	12.45	14.51	859
July 24, 2002	9,334	9.96	14.78	44,990

Also in fiscal 2008, Mr. Simpson received bonus payments totaling $8,841 in consideration of his agreement in fiscal 2007 to amend his stock option agreement with respect to the stock option award listed in the table below to adjust the exercise price in exchange for a bonus payment in fiscal 2007 for options already vested and further payments in subsequent periods as the remaining options vest.

Grant Date	Option Shares Adjusted (#)	Original Exercise Price ($)	Adjusted Exercise Price ($)	Bonus Payment Fiscal 2008 ($)	Bonus Payment Fiscal 2007 ($)
October 27, 2003	49,067	26.49	27.35	8,841	28,936

Stock Awards (Column E)

The amounts reported in Column E include the dollar amount of compensation expense we recognized for the referenced fiscal year in accordance with FAS 123(R).  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our Named Executive Officers.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2008.

The Compensation Committee approves annual equity awards for our Named Executive Officers, including restricted shares of our common stock, on our quarterly grant date during our first fiscal quarter.  Our quarterly grant date is Monday of the seventh week of our fiscal quarter, unless we are in a trading blackout on that date, in which event our grant date is the first Monday that follows termination of the blackout period.  The Compensation Committee may occasionally approve special awards on other quarterly grant dates in recognition of an individual Named Executive Officer’s performance.  Our restricted stock awards typically vest over three or four years, with one-third or one-fourth, respectively, of the shares from each award vesting on the anniversaries of the grant date until all shares have vested.  Our fiscal 2009 restricted stock awards vest in full on the third anniversary of the grant date.  For additional information regarding our stock awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards.”

The amounts shown for Messrs. Moore, Browne and Reinstein represent compensation expense we recognized in fiscal 2008 for September 2007 awards of restricted shares subject to performance-based forfeiture conditions.  For a discussion of these awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards — September 2007 Equity Awards.”  These shares are subject to forfeiture unless, within the five-year period commencing on the date of the grant, the following conditions are met:

•	As to 25% of the shares, our cumulative net income in accordance with GAAP and before extraordinary items for four consecutive fiscal quarters meets two specified target amounts;

•	As to 25% of the shares, the sum of four consecutive fiscal quarters of our net sales after fiscal 2007 meets a specified target amount;

•	As to 25% of the shares, for a fiscal year after fiscal 2008 compared to the prior fiscal year, our net sales growth and earnings per share growth meet specified target amounts; and

•	As to 25% of the shares, the 65-day moving average of the closing price of our common stock exceeds a specified target price.

We believe that achievement of the performance objectives will be challenging, but that based on our progress to date, it is likely to occur at some point in the future.  The first three, which pertain to growing our sales and becoming consistently profitable, require a reversal of our historical financial performance, which includes a net deficit of approximately $259 million through the end of fiscal 2007.  The last performance objective requires that we achieve significant financial performance improvement and that investors believe we can sustain that improvement.

The amounts reported in Column E for Mr. Terry represent stock awards granted in fiscal 2008 for his service as a non-employee director during fiscal 2008.

Option Awards (Column F)

The amounts reported in Column F include the dollar amount of compensation expense we recognized for the referenced fiscal year in accordance with FAS 123(R).  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our Named Executive Officers.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2008.

We did not award any stock options during fiscal 2008, so the amounts reported in Column F represent expenses we recognized during fiscal 2008 for stock option awards made prior to fiscal 2008.  Our stock option awards vest monthly over a period of 48 or 60 months at the rate of one-forty-eighth or one-sixtieth, respectively, per month.  Our fiscal 2009 stock option awards vest at the rate of 25% on each of the first four anniversaries of the grant date.

The amounts reported in Column F for Mr. Terry represent expense we recognized in fiscal 2008 for stock options granted prior to fiscal 2008 as compensation for his service as a non-employee director.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in Column G represent the cash amounts paid to our Named Executive Officers under our Fiscal 2008 Executive Bonus Program.  For additional information about this program, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2008 Executive Compensation Program — Annual Executive Bonus Program.” The amounts were approved by the Compensation Committee and paid to our executive officers in the fiscal quarter following the end of fiscal 2008.

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for all other benefits and payments received by our Named Executive Officers.  The following table shows the nature of the benefits and payments and specific amounts for each included in Column H.

	Year	Group Term Life Insurance ($)	401(k) Company Match ($)	Relocation Benefit ($)	Separation Benefit ($)(1)	Directors Fees ($)(2)	Consulting Fees ($)(3)	Attorney Fees ($)(4)	Total
Daniel J. Moore	2008	270	4,673	65,353	—	—	—	17,545	87,841
	2007	—	—	—	—	—	—	—	—
Reese S. Terry, Jr.	2008	88	415	—	—	39,167	60,000	—	99,670
	2007	837	2,077	—	—	35,769	34,167	—	72,850
George E. Parker III	2008	270	3,984	—	—	—	—	—	4,254
	2007	211	8,912	—	—	—	—	—	9,123
Gregory H. Browne	2008	459	4,587	—	—	—	—	—	5,046
	2007	—	—	—	—	—	—	—	—
John A. Riccardi	2008	6	288	—	38,903	—	—	—	39,197
	2007	162	5,118	4,260	—	—	—	—	9,540
James A. Reinstein	2008	131	4,685	95,078	—	—	—	—	99,894
	2007	—	—	—	—	—	—	—	—
Randal L. Simpson	2008	270	6,760	—	—	—	—	—	7,030
	2007	270	7,957	—	—	—	—	—	8,227
David S. Wise	2008	414	2,879	—	—	—	—	—	3,293
	2007	414	8,984	—	—	—	—		9,398
________________

(1)
Represents a cash payment to Mr. Riccardi of $14,526 and forgiveness of a debt triggered by his voluntary resignation in the amount of $24,377.  See the discussion above at “Executive Compensation — Summary Compensation — Salary (Column C) — Employment Arrangement with John A. Riccardi.”

(2)	Represents director’s fees received by Mr. Terry prior to his appointment as our Interim Chief Executive Officer on November 18, 2006 and after his resignation on May 1, 2007.
(3)
Prior to his appointment on November 18, 2007 as our Interim Chief Financial Officer and following his resignation on May 1, 2007, Mr. Terry received consulting fees under Consulting Agreements with us dated August 25, 2005 and May 16, 2007.

(4)	Represents attorney’s fees we reimbursed Mr. Moore in connection with the negotiation of his employment agreement.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of our Named Executive Officers.

Grants of Plan-Based Awards

Grants of Plan-Based Awards for Fiscal 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
A Name	B Grant Date	C Date of Comp Comm Action (If Different	D Threshold ($)	E Target ($)	F Maximum ($)	G Threshold (#)	H Target (#)	I All Other Stock Awards: Number of Shares of Stock or Units (#)	J Grant Date Fair Value of Stock and Option Awards ($)

Daniel J. Moore	05/01/2007	04/24/2007	—	—	—	—	—	25,000	530,000
	05/01/2007	04/24/2007	—	—	—	—	—	100,000	2,120,000
	09/10/2007	—	—	—	—	0	125,000	—	1,664,501
	09/10/2007	—	0	337,500	675,000	—	—	—	—

Reese S. Terry, Jr.	06/18/2007	—	—	—	—	—	—	8,600	149,210

George E. Parker III	06/18/2007	—	—	—	—	—	—	13,000	225,550
	09/10/2007	—	0	129,805	259,610	—	—	—	—

Gregory H. Browne	07/09/2007	06/26/2007	—	—	—	—	—	30,000	524,400
	09/10/2007	—	—	—	—	0	30,000	—	399,480
	09/10/2007	—	0	109,975	219,950	—	—	—	—

John A. Riccardi	—	—	—	—	—	—	—	—	—

James A. Reinstein	08/01/2007	06/18/2007	—	—	—	—	—	50,000	702,500
	09/10/2007	—	—	—	—	0	50,000	—	665,800
	09/10/2007	—	0	108,750	217,500	—	—	—	—

Randal L. Simpson	06/18/2007	—	—	—	—	—	—	11,000	190,850
	09/10/2007		0	120,000	240,000	—	—	—	—

David S. Wise	06/18/2007	—	—	—	—	—	—	15,000	260,250
	09/10/2007	—	0	127,500	255,000	—	—	—	—

Date of Compensation Committee Action (If Different) (Column C)

The Board approved the terms of Mr. Moore’s employment agreement, including the equity awards specified in the agreement, on April 24, 2007.  The Compensation Committee approved the employment agreements of Mr. Browne and Mr. Reinstein, including the equity awards specified in the agreements, on June 26, 2007 and June 18, 2007, respectively.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns D, E and F)

The amounts reported in Column E represent the target amount for each Named Executive Officer’s annual bonus under the Fiscal 2008 Executive Bonus Program approved by the Compensation Committee on September 10, 2008.  The amounts reported in Columns D and F represent the range of bonus amounts (0% to 200%) that may be awarded under the bonus program, depending upon company and individual performance against the performance objectives.  For a discussion of the Fiscal 2008 Executive Bonus Program, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2008 Executive Compensation Program — Annual Executive Bonus Program.”

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns G and H)

The numbers of shares reported in Columns G and H represent the minimum number of shares that can vest and the number of shares granted, respectively, from fiscal 2008 restricted stock awards that are subject to future vesting based on the attainment of certain financial and stock performance objectives.  For a discussion of the performance objectives, see “Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards — September 2007 Equity Awards.” The restricted stock awards reported in Column H were made pursuant to the terms of the employment agreements of Messrs. Moore, Browne and Reinstein.  For a discussion of the employment agreements, see “Executive Compensation — Summary Compensation — Salaries (Column C).”

All Other Stock Awards (Column I)

The numbers of shares reported in Column I represent fiscal 2008 stock awards made in June 2007, July 2007 and August 2007.  For a discussion of the stock awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards.”  On May 1, 2007, we awarded 25,000 shares to Mr. Moore without any restriction, as provided in his employment agreement.  All other numbers of shares reported in Column I represent restricted stock awards subject to time-based vesting conditions.  The shares vest at the rate of 25% on each of the first four anniversaries of the grant date.  The restricted stock awards to Messrs. Moore, Browne and Reinstein were made pursuant to the terms of their respective employment agreements.  For a discussion of the employment agreements, see “Executive Compensation — Summary Compensation — Salaries (Column C).”

Grant Date Fair Value of Stock and Option Awards (Column J)

The amounts reported in Column J represent the fair value of the stock awards on the grant date.  The fair value is calculated by multiplying the number of shares in each award by the closing price of our common stock on the NASDAQ Global Market on the grant date.

Value of Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of April 25, 2008

	Option Awards					Stock Awards
A Name	B Number of Securities Underlying Unexercised Options (#) Exercisable	C Number of Securities Underlying Unexercised Options (#) Unexercisable	D Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	E Option Exercise Price ($)	F Option Expiration Date ($)	G Number of Shares or Units of Stock That Have Not Vested (#)	H Market Value of Shares or Units of Stock That Have Not Vested ($)	I Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	J Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel J. Moore	—	—	—	—	—	100,000	1,595,000	125,000	1,993,750

Reese S. Terry, Jr.	—	—	—	—	—	10,525	167,874	—	—

George E. Parker III	—	—	—	—	—	16,000	255,200	—	—
	135,502	7,498	—	23.72	07/14/2013	—	—	—	—
	3,916	1,084	—	19.75	05/25/2014	—	—	—	—
	18,633	7,867	—	13.88	08/18/2014	—	—	—	—

Gregory H. Browne	—	—	—	—	—	30,000	478,500	30,000	478,500

John A. Riccardi	—	—	—	—	—	—	—	—	—

James A. Reinstein	—	—	—	—	—	50,000	797,500	50,000	797,500

Randal L. Simpson	—	—	—	—	—	17,000	271,150	—	—
	10,000	—	—	23.00	02/01/2010	—	—	—	—
	10,000	—	—	15.70	10/10/2011	—	—	—	—
	583	—	—	12.45	01/24/2012	—	—	—	—
	417	—	—	14.51	01/24/2012	—	—	—	—
	666	—	—	9.96	07/24/2012	—	—	—	—
	9,334	—	—	14.78	07/24/2012	—	—	—	—
	24,167	833	—	18.94	06/02/2013	—	—	—	—
	14,933	—	—	26.49	10/27/2013	—	—	—	—
	41,601	7,466	—	27.35	10/27/2013	—	—	—	—
	7,833	2,167	—	19.75	05/25/2014	—	—	—	—
	21,633	7,867	—	13.88	08/18/2014	—	—	—	—

David S. Wise	—	—	—	—	—	23,500	374,825	—	—
	137,502	12,498	—	28.45	09/17/2013	—	—	—	—
	3,916	1,084	—	19.75	05/25/2014	—	—	—	—
	21,633	7,867	—	13.88	08/18/2014	—	—	—	—

Number of Securities Underlying Unexercised Options (Column C)

One-sixtieth of the shares subject to each option reported in Column C vests at the end of each one-month period for 60 months following the grant date.

Number of Shares or Units of Stock That Have Not Vested (Column G)

The numbers of shares reported in Column G represent restricted stock awards that vest at the rate of 25% on each of the first four anniversaries of the grant date.

Market Value of Shares or Units of Stock That Have Not Vested (Column H)

The market value of restricted stock awards reported in Column H were calculated using the closing price of our common stock on April 25, 2008, which was the last business day of fiscal 2008, of $15.95.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (Column I)

The numbers of shares reported in Column I represent restricted stock awards that are subject to future vesting based on the attainment of certain financial and stock performance objectives.  For a discussion of the performance objectives, see “Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards — September 2007 Equity Awards.”

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (Column J)

The market value of restricted stock awards reported in Column J were calculated using the closing price of our common stock on April 25, 2008, which was the last business day of fiscal 2008, of $15.95.

Option Exercises and Stock Vested During Fiscal 2008

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended April 25, 2008 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested During Fiscal 2008

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Daniel J. Moore	25,000	436,000
Reese S. Terry, Jr.	2,075	36,768
George E. Parker III	1,000	18,590
Gregory H. Browne	—	—
John A. Riccardi	—	—
James A. Reinstein	—	—
Randal L. Simpson	2,000	37,180
David S. Wise	2,000	37,180

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to our Named Executive Officers in the event of a change of control of our company or their termination of employment, including, but not limited to, in connection with a change in control.  The amounts disclosed assume that the applicable triggering event was effective as of April 25, 2008, and the price of our stock was $15.95 per share (the closing price of our common stock on that date).  Accordingly, the disclosure includes amounts earned through April 25, 2008 and estimates of the amounts that would be paid to the Named Executive Officers upon a change of control, or their respective termination, as applicable.  The actual amounts to be paid can only be determined at the time of the change of control or the Named Executive Officer’s actual separation from our company.

A Name	B Benefit	C Resignation Agreement ($)	D Change in Control ($)	E Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) ($)	F Termination Due to Death ($)	G Termination Due to Disability ($)	H Termination Without Cause ($)

Daniel J. Moore	Salary and Bonus	—	—	2,362,500	—	—	1,305,000
	Equity Compensation Stock Options Restricted Shares	— —	— 3,588,750	— 3,588,750	— 3,588,750	— —	— 647,969
	Health Care Continuation Coverage	—	—	59,459	—	—	39,390
	Other Benefits (Gross-Up Payment; interest)	—	—	2,251,583	94,205	—	50,462
	Total	—	3,588,750	8,262,292	3,682,955	—	2,042,821
Reese S. Terry	Salary and Bonus	—	—	—	—	—	—
	Equity Compensation Stock Options Restricted Shares	— —	— 167,874	— —	— 167,874	— —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	—	—	—	—
	Total	—	167,874	—	167,874	—	—
George E. Parker III	Salary and Bonus	—	—	1,080,000	—	—	561,620
	Equity Compensation Stock Options Restricted Shares	— —	16,285 255,200	16,285 255,200	16,285 255,200	16,285 —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	442,949	—	—	—
	Total	—	271,485	1,794,434	—	16,285	561,620
Gregory H. Browne	Salary and Bonus	—	—	1,192,500	—	—	602,619
	Equity Compensation Stock Options Restricted Shares	— —	— 957,000	— 957,000	— 957,000	— —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	843,596	—	—	—
	Total	—	957,000	2,993,096	—	—	602,619
John A. Riccardi	Salary and Bonus	—	—	—	—	—	—
	Equity Compensation Stock Options Restricted Shares	— —	— —	— —	— —	— —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits	24,377	—	—	—	—	—
	Total	38,903	—	—	—	—	—
James A. Reinstein	Salary and Bonus	—	—	1,305000	—	—	641,400
	Equity Compensation Stock Options Restricted Shares	— —	— 1,595,000	— 1,595,000	— 1,595,000	— —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	1,058,577	—	—	—
	Total	—	1,595,000	3,958,577	208,249	—	641,400
Randal L. Simpson	Salary and Bonus	—	—	990,000	—	—	519,170
	Equity Compensation Stock Options Restricted Shares	— —	16,285 271,150	16,285 271,150	16,285 271,150	16,285 —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	363,157	—	—	—
	Total	—	287,435	1,640,592	254,525	16,285	519,170
David S. Wise	Salary and Bonus	—	—	1,080,000	—	—	595,895
	Equity Compensation Stock Options Restricted Shares	— —	16,285 374,825	16,285 374,825	16,285 374,825	16,285 —	— —
	Health Care Continuation Coverage	—	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	517,303	—	—
	Total	—	391,110	1,988,413	352,484	16,285	595,895

Resignation Agreement (Column C)

John A. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.  Pursuant to a release agreement, Mr. Riccardi agreed to a release of claims against us in exchange for (1) the amount he would have earned under the Corporate Bonus Program for the fourth quarter and (2) forgiveness of any obligation under his relocation agreement with us.

Change in Control (Column D)

Our Amended and Restated 1997 Stock Plan, 2005 Stock Plan and Amended and Restated New Employee Equity Inducement Plan (collectively, the “Equity Incentive Plans”) state that upon a Change in Control, as described below, all outstanding equity awards vest.  A “Change of Control” occurs, in general, upon:

•	the acquisition by another person or entity of 50% or more of our outstanding shares of stock;

•
our reorganization, merger or consolidation or other form of corporate transaction where our stockholders prior to the transaction do not own more than 50% of the combined voting power of the resulting company’s outstanding securities;

•	the sale or disposition of all or substantially all of our assets;

•	a change in the composition of our Board, as a result of which fewer than a majority of the directors are incumbent directors; or

•	the approval by our Board or our stockholders of our liquidation or dissolution.

The only outstanding awards that exist with respect to the Named Executive Officers are stock options and restricted shares of our common stock.  Accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 25, 2008, was $15.95), multiplied by the number of unvested shares subject to the option. In the event that the exercise price is greater than the market price per share on the date of exercise, there is no value associated with the acceleration of vesting; thus, for purposes of the table above, no unvested shares with an exercise price greater than $15.95 are included.  The values in the table were calculated using the following number of shares and exercise prices:

•	Messrs. Moore, Terry, Browne, Riccardi and Reinstein had no unvested shares as of the end of the fiscal year; and

•	Messrs. Parker, Simpson and Wise each held 7,867 shares with an exercise price of $13.88.

The amount attributable to accelerated vesting of restricted shares was determined by multiplying the market price per share on the last day the fiscal year ($15.95) by the number of unvested restricted shares for each Named Executive Officer, which was (1) 225,000 shares in the case of Mr. Moore; (2) 10,525 shares in the case of Mr. Terry; (3) 16,000 shares in the case of Mr. Parker; (4) 60,000 shares in the case of Mr. Browne; (5) no shares in the case of Mr. Riccardi; (6) 100,000 shares in the case of Mr. Reinstein; (7) 17,000 shares in the case of Mr. Simpson; and (8) 23,500 shares in the case of Mr. Wise.  These amounts represent the intrinsic value of the stock options and restricted share awards and are different from the FAS 123(R) value used for purposes of the Grant of Plan-Based Awards Table contained in this proxy statement.

Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E)

Change in Control Arrangement with Mr. Moore.

Mr. Moore’s change in control benefits, other than the lapse of forfeiture restrictions on certain shares of restricted stock as described above, are payable only if the change in control occurs within two years of the effective date of the agreement (i.e., on or before May 1, 2009).  The Committee believes that Mr. Moore’s compensation without the severance benefits is adequate to insure his retention through an acquisition, but granted him the severance benefits for an initial two-year period for internal pay equity in view of the pre-existing severance agreements for our other executive officers.

Pursuant to Mr. Moore’s employment agreement, in the event of a Change of Control (as defined above for the Equity Incentive Plans, see “— Change in Control (Column D)”), on or before May 1, 2009, if Mr. Moore’s employment is terminated (1) by us without Cause (as described below) or (2) by Mr. Moore for a Good Reason (as described below) during the one-year period following the Change of Control, we will provide the following benefits to Mr. Moore:

•	a payment equal to three times the sum of Mr. Moore’s current base salary and target bonus amount for the year in which the Change of Control occurs;

•	accelerated vesting of all time-based-vesting shares of restricted stock and of a pro-rata portion of his performance-based-vesting shares of restricted stock, as determined by our Board;

•
a gross-up payment in the event that the amounts payable to Mr. Moore under his employment agreement obligates him to pay an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (“IRC”) such that after payment of the excise tax and all taxes on the gross-up payment, Mr. Moore retains all amounts payable to him under his employment agreement;

•	medical and dental coverage for a period of 36 months; and

•	interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the IRC.

A termination is for “Cause” if Mr. Moore, after written notice and an opportunity to cure, has:

•	breached a material provision of his employment agreement;

•	willfully engaged in conduct that is materially and demonstrably injurious to our company;

•	willfully failed to comply with a lawful directive of our Board;

•	failed to comply with our written policies and procedures;

•	engaged in fraud, dishonesty or misappropriation of our assets, business, customers, suppliers or employees;

•	been convicted of a felony; or

•	if prior to May 1, 2009, willfully failed to perform substantially his duties and the failure to perform continues after a written demand for substantial performance.

“Good Reason” means, in general:

•	a reduction in Mr. Moore’s base salary;

•	an adverse change in Mr. Moore’s title, status, authority, duties or responsibilities;

•	our failure to obtain the agreement of any successor company to perform our obligations under Mr. Moore’s employment agreement;

•	our breach of any material provision of Mr. Moore’s employment agreement; or

•
if prior to May 1, 2009, a reduction in Mr. Moore’s target bonus amount; a reduction in welfare benefits, life insurance or perquisites provided pursuant to his employment agreement, or our failure to reimburse Mr. Moore according to our policies and procedures for travel and other business expenses; or our removal of Mr. Moore’s authority to supervise and manage executive officers who historically report directly to the Chief Executive Officer.

For purposes of disclosing the amounts that Mr. Moore could receive upon a Change in Control in the table, we have assumed that our Board determined to accelerate all restricted stock that he held as of April 25, 2008, or 225,000 shares.  The amount in the table was calculated by multiplying 225,000 by $15.95.

The amount in the “Other Benefits” column in the table above is a combination of the gross-up payments and interest due to Mr. Moore because of the six-month delay in payment.  An executive’s “base amount” is his five-year average W-2 earnings. Any benefit amount paid in excess of the executive’s “base amount” is considered an “excess parachute payment,” and if the “parachute payment” is equal to or greater than three times the average base amount, it is subject to an excise tax under Section 4999 of the IRC.   Mr. Moore’s gross-up payment was estimated based on a 20% excise tax and a 35% federal income tax.  Mr. Moore’s gross-up payment was estimated to be $2,040,245. The interest on delayed severance benefits is calculated based on the prime rate of interest, as specified in Mr. Moore’s employment agreement, as of the last day of fiscal 2008, April 25, 2008.  The prime rate of interest reported in the Wall Street Journal on that day was 5.5%. Mr. Moore’s interest payment was estimated to be $211,338.

The cost of medical and dental coverage is calculated based on our cost to maintain Mr. Moore’s coverages under our group insurance plans.

Change in Control Arrangements with Our Other Named Executive Officers.

Messrs. Parker, Browne, Reinstein, Simpson and Wise each has entered into a severance agreement with our company on identical terms.  The severance agreements renew annually on April 30 unless terminated by written notice to the executive officer six months prior to the renewal date.  According to the terms of the severance agreements, in the event of a Change in Control (as described above for the Equity Incentive Plans, see “— Change in Control (Column D)”), if the employment of the executive officer is terminated (1) by us for a reason other than for Cause (as described below) or Disability (as described below) or (2) by the executive officer for Good Reason (as described below) during the Protection Period (the period of time beginning with a Change in Control and ending on earlier of the first anniversary of such Change in Control or the Named Executive Officer’s death), we will provide these the following benefits:

•	a payment equal to three times the sum of the executive officer's current base salary and target bonus amount;

•	accelerated vesting of any unvested stock option or restricted stock awards granted to the executive officer; and

•
a gross-up payment in the event that the amounts payable to the executive under his employment agreement obligate him to pay an excise tax under Section 4999 of the IRC such that after payment of the excise tax and all taxes on the gross-up payment, the executive retains all amounts payable to him under his employment agreement. Any gross-up payments for Messrs. Parker, Browne, Reinstein, Simpson and Wise were calculated in the same manner as that for Mr. Moore.

In addition, as noted above in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D),” any outstanding stock options and restricted share awards automatically vest upon the occurrence of a change in control.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in that section.

A termination is for “Cause” if our Board determines by a resolution approved by at least 75% of the entire membership of the Board that an executive officer has:

•	willfully failed to perform substantially the executive officer’s duties and such failure to perform continues after a written demand for substantial performance; or

•	willfully engaged in gross misconduct that is materially and demonstrably injurious to our company.

“Disability” is defined as our termination of the executive officer on 30 days’ written notice following the executive officer’s incapacity due to physical or mental illness for 150 consecutive calendar days.

"Good reason" means, in general:

•	an adverse change in the executive officer’s position, status, reporting, responsibilities, titles or offices;

•	an adverse change in the executive officer’s right to indemnification by our company;

•	a reduction in the executive officer’s base salary, bonus opportunity or other benefits in effect prior to the change in control;

•	relocation of the executive officer to an office more than 25 miles from our current office;

•	our failure to obtain an agreement from any successor company to assume the executive’s employment agreement; or

•	the purported termination of the executive’s employment that is not initiated by a notice of termination as required by the executive’s employment agreement.

Termination Due to Death (Column F)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to death or Disability (as described below) all outstanding stock option awards vest.  All restricted share awards vest upon the Named Executive Officer’s death (but not Disability).  “Disability” is defined as total and permanent disability per Section 22(e)(3) of the IRC.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D).”

Termination Due to Disability (Column G)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to Disability, all outstanding stock option awards vest.  “Disability” is defined as total and permanent disability per IRC Section 22(e)(3).  The amount reported with respect to the accelerated vesting of stock options has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D).”

Termination Without Cause (Column H)

Severance Arrangement with Mr. Moore.

In the event of a termination of Mr. Moore’s employment agreement by us without Cause (as defined in the agreement, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore”) or by Mr. Moore for a Good Reason (as defined in the agreement, see “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore”), Mr. Moore is entitled to receive the following severance:

•
a lump sum payment equal to two times the sum of (1) his annual base salary and (2) the average of his annual bonus paid for the past two fiscal years, or if prior to the end of fiscal 2009, 60% of the target amount of his annual bonus, such target bonus of which equals 75% of his annual base salary;

•	accelerated vesting of all time-based-vesting shares of restricted stock and of a pro-rata portion of his performance-based-vesting shares of restricted stock, as determined by our Board;

•	medical and dental benefits for 24 months;

•	a payment equal to the excise tax on his severance benefits under Section 4999 of the IRC, grossed up for the additional income tax on such payment; and

•	interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the IRC.

With respect to the accelerated vesting of restricted share awards, the amount reported has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D).”  For a discussion of the objectives for the performance-based restricted shares, see “Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards — September 2007 Equity Awards.”  For purposes of determining the amount payable to Mr. Moore in the event of his termination without Cause, we have assumed a partial acceleration of the performance-based restricted shares as follows:  (1) 50% attainment of the first performance objective (15,625 shares), (2) 0% attainment of the second performance objective, (3) 0% attainment of the third performance objective, and (4) 0% attainment of the fourth performance objective.

Severance Arrangements with Our Other Named Executive Officers.

The employment agreements with Messrs. Parker, Browne, Reinstein, Simpson and Wise, each of which will expire on June 1, 2009, provide that an executive officer who is terminated without “Cause” has a right to elect one of the following two alternative benefits:

•	a lump sum payment equal to 150% of the sum of (1) the executive officer’s base salary plus (2) the executive officer’s most recent bonus earned; or

•
a lump sum payment equal to 150% of the executive officer’s base salary, along with accelerated vesting of the portion of all unvested equity awards that would have vested during the 12-month period following the date of termination, to the extent vesting is based solely on a period of service.

A termination is for “Cause” if our Board determines by a resolution approved by at least a majority of the entire membership of the Board that an executive officer has:

•	willfully failed to perform substantially the executive officer’s duties;

•	committed a felony or a fraud or an act of dishonesty intended to result in personal enrichment of the executive officer at the expense of our company;

•	willfully violated the executive officer’s material obligations under the employment agreement or a material company policy; or

•	been publicly censured by the SEC.

The amount of potential value to a executive officer under both alternative benefits is as follows: (1) for Mr. Parker—(a) $561,620 or (b) $440,001; (2) for Mr. Browne—(a) $602,619 or (b) $517,125; (3) for Mr. Reinstein—(a) $641,400 or (b) $634,375; (4) for Mr. Simpson—(a) $519,170 or (b) $417,976; and (5) for Mr. Wise—(a) $595,895 or (b) $477,212.  In the case of each executive officer, the first alternative benefit is the greater of the two, and it is this value which is included in the table above (determined by multiplying 1.5 times the sum of the executive’s base salary and most recent bonus).

The actual amount paid to the Named Executive Officer, however, will depend on the alternative chosen by the Named Executive Officer.  The value for the first alternative is determined by adding the amount shown in the Salary line to the amount shown in the Bonus line.  The value of the shares subject to accelerated vesting of stock option and restricted share awards, which is not shown in the table, is as follows:  (1) for Mr. Parker—(a) $12,213 for stock options and (b) $67,778 for restricted shares; (2) for Mr. Browne—(a) none for stock options and (b) $119,625 for restricted shares; (3) for Mr. Reinstein—(a) none for stock options and (b) $119,375 for restricted shares; (4) for Mr. Simpson—(a) $12,213 for stock options and (b) $75,763 for restricted shares; and (5) for Mr. Wise—(a) $12,213 for stock options and (b) $104,999 for restricted shares.  The value for the second alternative is determined by adding the most recent annual base salary for that executive officer to the amounts listed above for accelerated stock options and restricted shares.

The accelerated vesting of stock options and restricted shares has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D),” but takes into account only those stock options and restricted shares that would vest in the next 12-month period, and as to stock options, only those options as to which the exercise price exceeded the market price per share (which, on the last day of the fiscal year ended April 25, 2008, was $15.95).

The accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share, multiplied by the number of shares that would vest within a 12-month period, which was (1) 5,900 shares in the case of Mr. Parker; (2) no shares in the case of Mr. Browne; (3) no shares in the case of Mr. Reinstein; (4) 5,900 shares in the case of Mr. Simpson and (5) 5,900 shares in the case of Mr. Wise.  The accelerated vesting of restricted shares results in an amount equal to the market price per share multiplied by the number of restricted shares that would vest in a 12-month period, which was (1) 4,250 shares in the case of Mr. Parker; (2) 7,500 shares in the case of Mr. Browne; (3) 12,500 shares in the case of Mr. Reinstein; (4) 4,750 shares in the case of Mr. Simpson; and (5) 6,583 shares in the case of Mr. Wise.  These amounts represent the intrinsic value of the stock options and restricted shares and are different from the FAS 123(R) value used for purposes of the Grant of Plan-Based Awards Table contained in this proxy statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

General

At the outset of each fiscal year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board.  The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service.  The review includes the consideration of qualitative and comparative factors.  To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; (3) the risks associated with fulfilling fiduciary duties; and (4) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended April 25, 2008.  Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended April 25, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Guy C. Jackson	49,500	36,589	139,345	2,435	227,869
Hugh M. Morrison	103,000	46,378	—	576	149,954
Alfred J. Novak	51,500	44,874	—	—	96,374
Alan J. Olsen	53,500	36,589	49,065	880	140,034
Alan J. Rosenthal	46,500	44,874	—	—	91,374
Jeffrey E. Schwarz (4)	41,000	44,874	—	2,111	93,485
Michael J. Strauss	53,799	36,589	49,065	2,083	141,536
_________________

(1)
This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 25, 2008 in accordance with FAS 123R.  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2008.  As of April 25, 2008, the aggregate number of unvested stock awards granted to each director was as follows:  Mr. Jackson – 10,525; Mr. Morrison – 12,300; Mr. Novak — 12,300; Mr. Olsen – 10,525; Dr. Rosenthal – 12,300; Mr. Schwarz – 12,300; and Dr. Strauss – 10,525.

The grant date fair value computed in accordance with FAS 123R for the stock awards in fiscal 2008 to each director is as follows:  Mr. Jackson – $50,541; Mr. Morrison – $16,066; Mr. Novak — $16,066; Mr. Olsen –  $50,541; Dr. Rosenthal – $16,066; Mr. Schwarz – $16,066; and Dr. Strauss –  $50,541.

(2)
This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 25, 2008 in accordance with FAS 123R.  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2008.  As of April 25, 2008, the aggregate number of unexercised option awards (vested and unvested) granted to each director was as follows:  Mr. Jackson – 43,000; Mr. Morrison – 0; Mr. Novak — 0; Mr. Olsen – 49,000; Dr. Rosenthal – 0; Mr. Schwarz – 0; Dr. Strauss – 84,000 and Mr. Terry – 54,000.

(3)	The amounts reported in this column represent the value of communication equipment and services that improve our ability to communicate with our directors.
(4)	Effective as of the date of the Annual Meeting, Mr. Schwarz will no longer be a member of our Board.

Fiscal 2008 Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer of $25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of our Board, Mr. Morrison;

•	additional cash retainer of $6,000 per year for each member of the Audit Committee, plus an additional $5,000 per year for the chairperson of the Audit Committee;

•
additional cash retainer of $4,000 per year for each member of the Compensation Committee and Nominating and Governance Committee, plus an additional $1,000 per year for the chairpersons of such committees;

•	Board meeting attendance fees of $1,500 (in-person) and $500 (telephonic); and

•	committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic).

Fiscal 2008 Equity-Based Compensation

In addition to cash compensation, our non-employee directors are entitled to receive annual restricted stock awards under our equity compensation plans.  At the outset of fiscal 2008, our Board approved an award of 4,300 restricted shares (representing $75,000 divided by the most recent closing share price as of the time of approval) to each of our non-employee directors.  The shares vest at a rate of 25% on each of the first four anniversaries of the grant date.  In addition, our Board approved an additional award of 4,300 restricted shares to each of Messrs. Jackson, Olsen, Strauss and Terry for service during fiscal 2007, when we were unable to issue new shares.  The shares vest at a rate of 25% one month after the grant date and on each of the first three anniversaries of the grant date.  As indicated in footnotes 1 and 2, the amount shown in the table above for Stock Awards and Option Awards represent the dollar amount of compensation expense we recognized for the fiscal year ended April 25, 2008 in accordance with FAS 123(R) and not a value actually realized by our directors.

Fiscal 2009 Changes in Director Compensation

Director compensation for fiscal 2009 will be the same as fiscal 2008 compensation with the following exceptions:

•	the annual cash retainer for the Non-Executive Chairman of our Board will increase from $75,000 to $100,000; and

•	the grant date value of the annual equity award for the Non-Executive Chairman of our Board will increase from $75,000 to $100,000.

Fiscal 2009 Equity-Based Compensation

On the quarterly grant date for the first quarter of fiscal 2009, the Board approved the following restricted stock awards:  (1) 3,582 restricted shares (representing $75,000 divided by the most recent closing share price as of the time of approval) to Messrs. Jackson, Novak, Olsen, Rosenthal, Schwarz, Strauss and Terry; and (2) 4,776 restricted shares (representing $100,000 divided by the most recent closing share price as of the time of approval) to Mr. Morrison.  The shares vest at a rate of 25% on each of the first four anniversaries of the grant date.

AUDIT MATTERS

Report of the Audit Committee

During the fiscal year ended April 25, 2008, the Audit Committee was chaired by Guy C. Jackson and comprised the following members: Guy C. Jackson, Hugh M. Morrison and Alfred J. Novak.  Michael J. Strauss, M.D. joined the committee as of February 25, 2008.  Mr. Morrison resigned from membership on the committee as of June 25, 2008.

Each member of the Audit Committee is an independent director as such term is defined under the Securities Act of 1934, as amended, and current listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”).  The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and listing requirements of NASDAQ.  The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve.  A copy of the Audit Committee Charter is available on our website at www.cyberonics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics, Inc. Annual Report on Form 10-K for the fiscal year ended April 25, 2008 with Cyberonics’ management and independent registered public accounting firm.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cyberonics and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence.  In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 25, 2008 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cyberonics, Inc.,

Guy C. Jackson (Chairman)
Alfred J. Novak
Michael J. Strauss, M.D., M.P.H.

Audit and Other Fees

Set forth below are the aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended April 25, 2008	Fiscal year ended April 27, 2007
Audit Fees (1)	$944,256	S	1,169,698
Audit-Related Fees (2)	––		––
Tax Fees (3)	40,000		55,675
All Other Fees	––		––
Total	$984,256		$1,225,373
___________________

(1)
Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees are fees paid to KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and employee benefit plans that are not reported above under “Audit Fees.”

(3)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence. The Audit Committee reviews the anticipated services of KPMG LLP prospectively at each quarterly meeting of the Audit Committee and approves a maximum amount of fees that may be incurred without further review by the Audit Committee.

PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2009 Annual Meeting of Stockholders must be received by us no later than April 15, 2009 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit a proposal at the 2009 Annual Meeting of Stockholders that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than May 28, 2009.  Detailed information for submitting stockholder proposals is available upon written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369.

Please see “Corporate Governance — Director Selection Process” for additional information regarding the submission of director nominees by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others.  However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended April 25, 2008, accompanies the proxy material being mailed to all of our stockholders.  The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended April 25, 2008.  You may request such copies by contacting our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

APPENDIX A: FORM OF PROXY

PROXY

CYBERONICS, INC.

ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2008 Annual Meeting of Stockholders, and hereby appoints Daniel J. Moore and Gregory H. Browne, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on September 25, 2008 at 10:00 a.m., central daylight savings time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR items 1 and 2, and as the proxies deem advisable on such other matters as may come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IMPORTANT—PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE.

ANNUAL MEETING PROXY CARD

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED AND “FOR” PROPOSAL 2 BELOW.

1.	Election of Directors

(01)	Guy C. Jackson	FOR ALL	WITHHOLD	FOR ALL
(02)	Joseph E. Laptewicz, Jr.		AUTHORITY	EXCEPT
(03)	Daniel J. Moore		FOR ALL
(04)	Hugh M. Morrison
(05)	Alfred J. Novak
(06)	Alan Olsen
(07)	Arthur L. Rosenthal, Ph.D.
(08)	Michael J. Strauss, M.D., M.P.H.
(09)	Reese S. Terry, Jr.

To withhold authority for an individual nominee, mark “FOR ALL EXCEPT” and write each withheld nominee’s number on the line below:

2.	Proposal to ratify the selection of KPMG LLP
as Cyberonics, Inc.’s independent registered public accounting
	firm for the fiscal year ending April 24, 2009.	FOR	AGAINST	ABSTAIN

MARK HERE FOR ADDRESS
CHANGE AND NOTE AT LEFT

Date (mm/dd/yyyy):
Signature:
Signature:
Title:

(This proxy should be dated, signed exactly as your name(s) appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should indicate their title.  If the shares are held by joint tenants or as community property, both owners should sign this proxy.)